EXHIBIT 2.1
                                                                -----------



                    TRANSFUSION TECHNOLOGIES CORPORATION
                        AGREEMENT AND PLAN OF MERGER
                        DATED AS OF SEPTEMBER 4, 2000

                    TRANSFUSION TECHNOLOGIES CORPORATION
                        AGREEMENT AND PLAN OF MERGER
                        DATED AS OF SEPTEMBER 4, 2000
                              TABLE OF CONTENTS
                              -----------------

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
ARTICLE I MERGER                                                                     2

  1.1   The Merger                                                                   2
  1.2   Certificates of Incorporation and By-Laws                                    2
  1.3   Directors and Officers                                                       2
  1.4   Effect on Capital Stock and Equivalent                                       2
  1.5   Escrow Amount                                                                3
  1.6   Gross Cash                                                                   4
  1.7   Cancellation of Options; Exchange of Certificates                            6
  1.8   Waiver of Appraisal Rights                                                   7

ARTICLE II CLOSING                                                                   7

  2.1   Effective Time; Closing                                                      7

ARTICLE III REPRESENTATIONS AND WARRANTIES                                           7

  3.1   Representations and Warranties of Signing Stockholders and the Company       7

ARTICLE IV REPRESENTATIONS AND WARRANTIES                                           24

  4.1   Representations and Warranties of Haemonetics                               24

ARTICLE V COVENANTS                                                                 25

  5.1   Compliance with Law                                                         25
  5.2   Notice                                                                      25
  5.3   Non-Solicitation and Breakup Fee                                            25
  5.4   Conduct of Business of the Company                                          26
  5.5   Consent of Stockholders                                                     27
  5.6   Option Cancellation                                                         28
  5.7   Termination of 401(k)                                                       28
  5.8   Payment of Certain Employment Obligations                                   28
  5.9   Tax Return                                                                  28
  5.10  Termination of the Amended and Restated Investors' Rights Agreement         28
  5.11  Filings Under Hart-Scott Rodino Act                                         28
  5.12  Amendment of Amended and Restated Certificate of Incorporation              28


ARTICLE VI CONDITIONS TO OBLIGATIONS OF HAEMONETICS                                 29

  6.1   Conditions                                                                  29

ARTICLE VII CONDITIONS TO OBLIGATIONS OF SIGNING STOCKHOLDERS                       31

  7.1   Conditions                                                                  31

ARTICLE VIII INDEMNIFICATION                                                        32

  8.1   Survival                                                                    32
  8.2   Indemnification                                                             32
  8.3   Indemnification for Taxes and Appraisal Rights                              34
  8.4   Indemnification Mechanics                                                   34
  8.5   Notice of Claim                                                             35
  8.6   No Claims Back                                                              35
  8.7   Fees                                                                        35

ARTICLE IX TAX MATTERS                                                              36

  9.1   Tax Matters                                                                 36

ARTICLE X DISCLOSURE                                                                39

  10.1  Disclosure of Information                                                   39

ARTICLE XI TERMINATION OF AGREEMENT                                                 39

  11.1  Manner                                                                      39
  11.2  Termination by Haemonetics for Breach                                       40
  11.3  Termination by the Company and Signing Stockholders for Breach              40

ARTICLE XII MISCELLANEOUS                                                           40

  12.1  Brokers, Finders and Expenses                                               41
  12.2  Entire Agreement; Schedules                                                 41
  12.3  Modifications                                                               41
  12.4  Further Assurances                                                          41
  12.5  Binding Effect and Benefits                                                 42
  12.6  Action by Signing Stockholders                                              42
  12.7  Indemnification of Officers and Directors                                   43
  12.8  Assignment                                                                  43
  12.9  Notices                                                                     43
  12.10 Publicity and Disclosure                                                    44
  12.11 Construction                                                                44


  12.12 Counterparts                                                                45
  12.13 Governing Law                                                               45
  12.14 Definitions                                                                 45

                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------

      This Agreement and Plan of Merger ("Agreement") dated as of the 4th day of September, 2000, by and among Haemonetics Corporation, a Massachusetts corporation ("Haemonetics"), Transfusion Merger Co., a Delaware corporation ("Newco"), the holders of a majority of the outstanding shares of Preferred Stock (the "Preferred Stock" or "Preferred Shares"), the holders of a majority of the outstanding shares of Common Stock, $.01 par value (the "Common Stock" or "Common Shares"), of Transfusion Technologies Corporation, a Delaware corporation (the "Company") and B. Nicholas Harvey, Robert Carpenter and Terrance J. Bieker (the "Principals") as holders of options to purchase Common Stock ("Options") (such holders of such majority interests (other than Haemonetics) and the Principals shall hereinafter be referred to individually as a "Signing Stockholder" or collectively as "Signing Stockholders", and any holder of shares of Preferred Shares or Common Shares (other than Haemonetics) and any Principal, regardless of whether a signatory to this Agreement, shall hereinafter be referred to individually as a "Seller" or collectively as "Sellers") and the Company.

                            W I T N E S S E T H:

      WHEREAS, Sellers (other than B. Nicholas Harvey), each of whom is identified in Schedule 3.1(d) hereto, and Haemonetics, own all of the outstanding shares of capital stock of the Company;

      WHEREAS, Haemonetics owns all of the outstanding shares of capital stock of Newco;

      WHEREAS, the Boards of Directors of the Company, Newco and Haemonetics have each determined that it is advisable to effect a reorganization of the Company by means of a merger of Newco with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein;

      WHEREAS, in furtherance of the Merger, the Boards of Directors of the Company and Newco have approved the merger of Newco with and into the Company in accordance with the Delaware General Corporation Law (the "DGCL"); and

      WHEREAS, contemporaneously herewith, the Signing Stockholders and Haemonetics have executed the Voting Agreement, in which the Signing Stockholders have agreed to vote their Preferred Shares and Common Shares in favor of the Merger.

      NOW, THEREFORE, in consideration of the premises and mutual representations, warranties and covenants contained herein, the parties agree as follows:

                                  ARTICLE I

                                   MERGER
                                   ------

      1.1   The Merger. At the Effective Time (as defined in Section 2.1):
Newco shall merge with and into the Company; the corporate existence of the Company shall continue; and the separate existence of Newco shall cease. All rights, title and interests to all intellectual property, real estate and other property owned by the Company and Newco shall be allocated to and vested in the Company without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon. At the Effective Time, the Surviving Corporation (as hereinafter defined) shall thenceforth be responsible and liable for all liabilities and obligations of the Company and Newco, and any proceeding pending by or against the C7ompany or Newco may be prosecuted as if the Merger had not occurred and the Surviving Corporation may be substituted in their place. Neither the rights of creditors nor any liens upon the property of the Company or Newco shall be impaired by the Merger. The Company, as the surviving corporation after the Merger, is herein sometimes referred to as the "Surviving Corporation." At the Effective Time, the Company and Newco shall execute and deliver the Certificate of Merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger").

      1.2   Certificates of Incorporation and By-Laws

      (a) Certificate of Incorporation. At the Effective Time, (i) the Certificate of Incorporation of Newco as in effect immediately prior to the Effective Time shall be amended so that the name of Newco shall be changed to Transfusion Technologies Corporation, and (ii) as so amended, such Certificate of Incorporation of Newco shall be the certificate of incorporation of the Surviving Corporation.

      (b) By-Laws. The By-Laws of Newco, as in effect immediately prior to the Effective Time but with such amendments thereto as the parties hereto may mutually agree prior to the Effective Date, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and its By-Laws.

      1.3 Directors and Officers. The directors of the Company at the Effective Time shall be as set forth in Schedule 1.3 hereof, each such director to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Surviving Corporation shall be as set forth in Schedule 1.3 hereof, in each case until their respective successors are duly elected or appointed and qualified.

      1.4 Effect on Capital Stock and Equivalents. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Newco or the holders of any of the securities, the following shall occur:

            (a) Conversion of Capital Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Haemonetics) shall be converted into the right to receive a payment of $2.50 per Common Share, less the pro rata share of amounts withheld pursuant to the escrow provisions of Section 1.5; provided that the aggregate of such payments to the holders of the Common Shares shall not exceed $1,587,617.50, which amount shall be increased by an amount equal to (i) the number of shares of Common Stock issued upon the exercise of Options (as hereafter defined) after the date of this Agreement, (ii) multiplied by $2.50 (the "Adjusted Common Share Amount"). In the event amounts to be paid to the holders of Common Shares exceed the Adjusted Common Share Amount, all such holders shall be cut back pro rata until such time that the aggregate payment due to such holders of Common Shares is equal to the Adjusted Common Share Amount. Consideration to be paid to holders of Common Shares pursuant to this Section 1.4(a) shall not include payment to holders of Common Shares issued upon conversion of any series of the Company's Preferred Stock.

            (b) Conversion of Preferred Stock. The holders of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred Stock, each par value $0.01 per share ("Preferred Stockholders") issued and outstanding immediately prior to the Effective Time (other than the shares held by Haemonetics) shall be entitled to receive such amounts as set forth opposite each Preferred Stockholder's name on Schedule 1.4(b), less the pro rata share of amounts withheld pursuant to the escrow provisions of Section 1.5; provided the aggregate of such payments shall not exceed $32,906,948. For purposes of this Section 1.4(b), the Preferred Stockholders shall be deemed to include the holders of Common Shares issued upon conversion of any series of the Company's preferred stock. In the event amounts to be paid to the Preferred Stockholders exceed $32,906,948, all such holders shall be cut back pro rata until such time that the aggregate payment due to such Preferred Stockholders is equal to $32,906,948.

            (c) Warrant. The warrant to purchase up to 100,000 Common Shares ("Warrant") outstanding immediately prior to the Effective Time (and all shares issuable upon the exercise of the Warrant) shall be converted into the right to receive payment of $2.50 per share of such capital stock less the applicable exercise price per share; provided that the aggregate of such payments to the holder of such Warrant shall not exceed $137,000.

            (d) Definitions. The "Aggregate Merger Consideration" shall be equal to the aggregate amounts accrued and payable under the foregoing Sections 1.4 (a) and (b), plus the aggregate amounts accrued and payable to the Principals pursuant to Section 1.7 hereof, subject to adjustments as provided in Sections 1.6 and 1.7. Each Seller's "Merger Consideration" shall be equal to the amount so accrued and payable to such individual Seller.

      1.5   Escrow Amounts. At the Closing:

      (a) Escrow. Haemonetics shall deposit an amount equal to $2,500,000 less the Escrow Holdback Amount (defined below, which is to be deposited at the Closing by the Company) plus an additional $50,000 (as a reserve to cover costs and expenses of the Stockholders Representative) of the Aggregate Merger Consideration to be paid to the Sellers, which, as to each Seller, shall be in the proportion the Merger Consideration received by that Seller bears to the Aggregate Merger Consideration, into escrow (the "Escrow") (immediately upon completion of the Closing, the Escrow shall contain $2,550,000) to be distributed pursuant to the terms and provisions of an escrow agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement"). The holder of the Warrant shall not be subject to such Escrow arrangement.

      (b) Gross Cash Escrow. Without in any way limiting the obligations and liabilities of the Sellers under Section 1.6, Haemonetics shall deposit an amount equal to $1,000,000, less the Gross Cash Holdback Amount (defined below, which is to be deposited at the Closing by the Company) of the Aggregate Merger Consideration to be paid to the Sellers, which, as to each Seller, shall be in the proportion the Merger Consideration received by that Seller bears to the Aggregate Merger Consideration, into escrow (the "Gross Cash Escrow") as one source of satisfying Sellers' obligations and liabilities under Section 1.6, to be distributed pursuant to the terms and provisions of an escrow agreement substantially in the form attached hereto as Exhibit C (the "Gross Cash Escrow Agreement").

      1.6   Gross Cash.

      (a) (i) Within sixty (60) days after the Closing Date, Haemonetics shall deliver to the Stockholders Representative (on behalf of the Sellers) a computation of Gross Cash (as defined in Section 1.6(c)) immediately following the Closing (the "Closing Statement of Gross Cash"), which shall have been verified by Arthur Andersen & Co., LLP as having been prepared in accordance with GAAP, as applicable.

            (ii) Not later than thirty (30) days after receipt of the Closing Statement of Gross Cash, the Stockholders Representative (representing the Sellers) shall deliver to Haemonetics a written notice of objection ("Objection"), setting forth any items included in the Closing Statement of Gross Cash with which the Sellers disagree and a description of the basis for such disagreement. In the event the Stockholders Representative does not deliver an Objection within such time period, the Sellers shall be deemed to have accepted the Closing Statement of Gross Cash as delivered. Haemonetics and the Company shall make readily available to the Stockholders Representative all relevant books, records and supporting documentation made available to Haemonetics and the Company relating to the Closing Statement of Gross Cash and all other items reasonably requested by the Stockholders Representative.

            (iii) In the event that the Stockholders Representative delivers an Objection, Haemonetics shall negotiate in good faith with the Stockholders Representative, and the Stockholders Representative shall negotiate in good faith with Haemonetics, for a period of ten
      (10) days after receipt of such Objection, to seek to resolve their differences with respect to the Closing Statement of Gross Cash. If Haemonetics and the Stockholders Representative are unable to resolve all of such disagreements within such ten (10) day period, then no later than seven (7) days following expiration of such ten (10) day period they shall refer their remaining differences to KPMG LLP (the "Independent Firm") who shall, acting as experts and not as arbitrators, determine the value of those items on the Closing Statement of Gross Cash which are submitted to the Independent Firm. The parties shall instruct the Independent Firm to deliver its written determination to Haemonetics and the Stockholders Representative no later than the twentieth (20th) day after the remaining differences underlying the Objection are referred to the Independent Firm. The Independent Firm's determinations shall be conclusive and binding upon all parties hereto absent manifest error. The fees and disbursements of the Independent Firm shall be shared equally by the Sellers and Haemonetics. The Sellers shall be jointly and severally obligated with respect to their portion of such fees and disbursements of the Independent Firm. Haemonetics and the Stockholders Representative shall make readily available to the Independent Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Statement of Gross Cash and all other items reasonably requested by the Independent Firm.

      (b) To the extent that the Closing Statement of Gross Cash, agreed to by Haemonetics and the Stockholders Representative or as determined by the Independent Firm, whichever is the case (the "Final Closing Statement of Gross Cash "), does not reflect Gross Cash of the Company of at least the amount of $11,892,000, less the Cash Adjustment (the "Minimum Cash"), the Aggregate Merger Consideration due the Sellers shall be reduced by the amount by which the Gross Cash reflected on the Final Closing Statement of Gross Cash is less than an amount equal to Minimum Cash less $100,000; such reduction: (i) to be recovered first, from the Gross Cash Escrow; (ii) if the Gross Cash Escrow is exhausted, to be recovered from the Escrow; and
(iii) if the Escrow is exhausted to be paid ratably by the Signing Stockholders, as soon as practicable. The obligation of the Signing Stockholders under (iii) of this Section 1.6(b) to ratably pay any reduction not covered by the Gross Cash Escrow and the Escrow is separate from and in addition to their indemnity obligation under Article VIII of this Agreement and is not subject to the limitations of Article VIII of this Agreement. To the extent that the Final Closing Statement of Gross Cash reflects Gross Cash greater than the Minimum Cash by an amount in excess of $100,000, the Aggregate Merger Consideration shall be increased by an amount equal to the sum by which Gross Cash reflected on the Final Closing Statement of Gross Cash exceeds (i) Minimum Cash plus (ii) $100,000, such increase shall be distributed to the Stockholders Representative, to be distributed on a pro rata basis among Sellers as soon as practicable.

      (c) Gross Cash for the purposes of this Section 1.6 shall be calculated as cash and cash equivalents of the Company, determined in accordance with GAAP, plus payments to holders of Options, retention bonuses, severance payments, payments for accrued vacation, and COBRA payments, all as provided for in this Agreement or separately agreed to by the Company and Haemonetics, plus related FICA, and plus payments for associated transaction expenses not to exceed $150,000, but less any payments made by Haemonetics pursuant to Section 12.1.

      (d) "Cash Adjustment" for purposes of this Section 1.6 shall be an amount equal to (i) $50,000 multiplied by the number of Delay Days, and
(ii) $25,000 multiplied by the number of No Fault Delay Days. A "Delay Day" shall be each business day (i) commencing on September 12, 2000 and through and including the Closing Date and (ii) on which the Closing does not take place as a result of actions or inactions of Haemonetics or a delay arising in connection with the Hart-Scott-Rodino filing. A Delay Day shall not include any day commencing on September 12, 2000 on which the Closing does not take place as a result of actions or inactions of the Company or the Signing Stockholders. Notwithstanding the foregoing, if the Closing takes place after September 11, 2000 as a result of (i) actions or inactions of both the Company and Haemonetics, or (ii) actions or inactions of neither the Company and the Signing Stockholders, on the one hand, nor Haemonetics, on the other hand, then each such day shall constitute a "No Fault Delay Day."

      1.7   Cancellation of Options; Exchange of Certificates.

      (a) Prior to the Effective Time, each holder of Options, whether or not fully vested, shall execute and deliver an Option Cancellation Agreement to the Company (an "OCA"). Pursuant to the OCA, each holder will receive in payment for past services rendered a payment from the Company of $2.50 per underlying share, less the applicable exercise price therefor (the "Option Payment"), at which time the Options will be cancelled; provided that the aggregate of such payments to the holders of all Options shall not exceed $1,402,254.35, which amount shall be reduced (as reduced, the "Adjusted Option Amount") by an amount equal to (i) $2.50 multiplied by the number of shares of Common Stock issued upon the exercise of Options after the date of this Agreement and prior to the Closing, less (ii) all amounts paid to the Company upon exercise of such Options. Option Payments to all holders of Options other than the Principals shall be paid by the Company immediately prior to Closing. Option Payments to the Principals, less the Escrow Holdback Amount and the Gross Cash Holdback Amount (each defined below), shall likewise be paid by the Company immediately prior to Closing. At the Closing, the Company shall deposit: (i) the Escrow Holdback Amount into the Escrow and; (ii) the Gross Cash Holdback Amount into the Gross Cash Escrow. The "Escrow Holdback Amount" shall be equal to the product of the following (i) $2,550,000 divided by the Aggregate Merger Consideration, multiplied by (ii) the Option Cancellation Payment otherwise payable to such Principals. The "Gross Cash Holdback Amount" shall be equal to the product of the following (i) $1,000,000 divided by the Aggregate Merger Consideration multiplied by (ii) the Option Cancellation Payments otherwise payable to such Principal. In the event amounts to be paid to the holders of Options exceed the Adjusted Option Amount, all such holders shall be cut back pro rata until such time that the aggregate payment due to such holders of Options is equal to the Adjusted Option Amount.

      (b) At the Closing, each Seller shall deliver to the Surviving Corporation, certificates or affidavits of loss and, if requested by Haemonetics, indemnity bonds (each, a "Certificate" or "Affidavit", respectively), as applicable, which immediately prior to the Effective Time represented all outstanding Common Shares and Preferred Shares. Upon surrender of such a Certificate for cancellation or surrender of an executed Affidavit, the Certificate so surrendered shall forthwith be canceled and the holder of such Certificate and/or the Warrant holder executing an Affidavit with respect to its, his or her interests, shall be entitled to receive in exchange therefor cash in the amount due in respect thereof calculated in accordance with Section 1.4. Subject to Section 1.5 hereof, all required cash payments to Sellers shall be paid by check or (if requested by an individual Seller who will be receiving in excess of $50,000 and who provides Haemonetics with wire instructions sufficiently in advance thereof) by wire transfer of immediately available funds at the Closing to the accounts specified by such Sellers.

      1.8 Waiver of Appraisal Rights. By the execution and delivery of this Agreement by the Signing Stockholders, each Signing Stockholder entitled to receive a cash payment pursuant to Section 1.4 herein hereby waives any appraisal rights which such Signing Stockholder may have against the Company pursuant to Section 262 of the DGCL.

                                 ARTICLE II

                                   CLOSING
                                   -------

      2.1 Effective Time; Closing. Subject to the terms and conditions of this Agreement, the closing (the "Closing") with respect to the Merger and the other transactions contemplated hereunder shall take place at the offices of Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, Massachusetts at 10:00 A.M. on September 11, 2000, or such later date as all of the closing conditions contained in Articles VI and VII shall be satisfied or waived respectively, by Haemonetics and Newco, and by the Signing Stockholders (the "Effective Time" or the "Closing Date"). The parties shall cause the Merger to be consummated by filing a Certificate of Merger as required by Section 251 of the DGCL in the offices of the Delaware Secretary of State.

                                 ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF SIGNING STOCKHOLDERS AND THE COMPANY
    ----------------------------------------------------------------------

      3.1 Representations and Warranties of Signing Stockholders and the Company. Except as set forth in the disclosure schedules (the "Disclosure Schedules"), the Company and the Signing Stockholders make the following representations and warranties. The Signing Stockholders, except as otherwise provided herein, jointly but not severally, hereby make the following representations and warranties to Haemonetics and Newco. The Company likewise makes the following representations and warranties to Haemonetics and Newco. For purposes of this Agreement, an event or fact shall be deemed to be "material" for all purposes under this Agreement if such event or fact alone or in conjunction with other related events or facts is reasonably likely to result in expense or loss to the Company in excess of $20,000 (as to matters covered by provisions other than Section 3.1(h)(i), (ii) and (ix)) or in excess of $5,000 (as to matters covered by Section 3.1(h)(i), (ii) and (ix)). The Signing Stockholders and the Company may refer within any one schedule to a document disclosed in another schedule. For purposes of this Article III, the "Company" shall mean the Company and all of its subsidiaries, unless the context requires otherwise.

      (a) Corporate Status. Transfusion Technologies Corporation is a corporation validly organized, existing and in good standing under the laws of the State of Delaware, GMBH (as hereafter defined) is an entity validly organized, existing and in good standing under the laws of Germany and Westgate (as hereafter defined) is an entity validly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts, and each of Transfusion Technologies Corporation, GMBH and Westgate has the corporate power and authority to own and lease its properties as presently owned and leased and to carry on its business as now conducted. Transfusion Technologies Corporation is in good standing as a foreign corporation qualified to do business in Massachusetts and in each jurisdiction in which the failure to qualify to do business would have a material adverse effect on the business, assets, prospects, condition (financial or otherwise) or results of operations of the Company taken as a whole ("Material Adverse Effect"). Schedule 3.1(a) contains true and complete copies of the Certificate of Incorporation of Transfusion Technologies Corporation, as amended to the date hereof, certified by the Secretary of State of the State of Delaware, and its by-laws, as amended to the date hereof, and certified by its Secretary.

      (b) Authority Relative to Agreement. The Signing Stockholders, with each Signing Stockholder representing only as to himself, herself or itself and not with respect to the other Signing Stockholders, and Transfusion Technologies Corporation have full right, power and authority to enter into and perform this Agreement. The execution, delivery and, subject to receipt of required shareholder approval in accordance with the DGCL prior to the Effective Time, performance of this Agreement by Transfusion Technologies Corporation and the consummation by it of the transactions contemplated thereby have been duly and effectively authorized by all necessary corporate action. This Agreement has been duly executed by the Signing Stockholders, with each Signing Stockholder representing such only as to himself, herself or itself and not with respect to the other Signing Stockholders, and Transfusion Technologies Corporation and constitutes a legal, valid and binding obligation of the Signing Stockholders, with each Signing Stockholder representing such only as to himself, herself or itself and not with respect to the other Signing Stockholders, and Transfusion Technologies

Corporation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, or similar laws affecting the rights of creditors generally and subject to the discretion of courts to award equitable remedies. The shares of the Surviving Corporation to be outstanding immediately following the Effective Time, when issued in compliance with this Agreement, will be validly issued, fully paid and nonassessable, and free of any liability, security interest, lien, encumbrance, claim or other restriction, other than those arising from Newco and Haemonetics.

      (c) Effect of Agreement. Except as indicated in Schedule 3.1(c) hereto, upon receipt of required shareholder approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (i) do not require the filing with, or the consent, waiver, approval, license or authorization of any governmental agency or regulatory authority, except as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); (ii) do not conflict with or result in a breach of the Certificate of Incorporation of Transfusion Technologies Corporation or its by-laws or any material contract, mortgage, deed of trust, license, indenture or other material agreement or other instrument, or any order, judgment, decree, local, state or Federal statute, regulation, or any other restriction of any kind or character, to which the Signing Stockholders, with each Signing Stockholder representing such only as to himself, herself or itself and not with respect to the other Signing Stockholders, the Company or any of the other Sellers are a party or by which the Signing Stockholders, with each Signing Stockholder representing such only as to himself, herself or itself and not with respect to the other Signing Stockholders, the Company or any of the other Sellers or any of their assets may be bound; and (iii) do not result in the creation of any material liability, security interest, lien, encumbrance, claim or other restriction ("Lien") upon any of the properties or assets of the Company or in the acceleration or maturity of any debt of the Company, excluding any violations in the case of clauses (ii) and (iii) that in the aggregate would not have a Material Adverse Effect.

      (d) Capital Stock. Immediately prior to the Closing, the authorized capital stock of Transfusion Technologies Corporation, the names of the shareholders of Transfusion Technologies Corporation and their respective share ownership are as set forth in Schedule 3.1(d) hereto. Except as set forth in Schedule 3.1(d) hereto, all outstanding shares of capital stock of Transfusion Technologies Corporation are duly authorized, validly issued, fully paid and non-assessable, and there is no existing option, warrant, right, call, pre-emptive right or commitment of any character relating to the issued or unissued capital stock of Transfusion Technologies Corporation, and no restriction is imposed by Transfusion Technologies Corporation or by any other person on transfers of any of the Shares. Each Signing Stockholder severally and not jointly represents and warrants that such Signing Stockholder owns the shares of Transfusion Technologies Corporation stock listed opposite the name of such Signing Stockholder in
Schedule 3.1(d), that such shares owned by such Signing Stockholder are validly issued, fully paid and non-assessable and are owned free and clear of any Lien. All of the Signing Stockholders jointly but not severally represent and warrant that each Seller that is not a

Signing Stockholder owns the shares of Transfusion Technologies Corporation stock listed opposite the name of such other Seller in Schedule 3.1(d), that such shares owned by such other Sellers are validly issued, fully paid and non-assessable and are owned free and clear of any Lien.

      (e) Financial Statements. Except as shown in Schedule 3.1(e) hereto, the audited consolidated balance sheet of the Company as at December 31, 1999, and the consolidated related statements of earnings, and combined statements of cash flow for the year then ended (including the footnotes thereto), audited by PricewaterhouseCoopers LLP, the unaudited consolidated balance sheets of the Company for the 7 months ending July 31, 2000 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income and retained earnings for the period then ended (with the Interim Balance Sheet, the "Interim Financials"), are consistent with the books and records of the Company, and present fairly, in all material respects, the financial position of the Company as of such dates and the results of its operations and the changes in its financial position for the periods then ended and have been prepared in conformity with GAAP consistent with that of similar periods for preceding years, except as shown in Schedule 3.1(e) hereto and except that the unaudited consolidated financial statements do not contain the footnotes required under GAAP and are subject to normal year-end adjustments. The Company has previously provided actual copies of such financial statements to Haemonetics. The audited consolidated balance sheet of the Company as at December 31, 1999 is referred to herein as the "Base Balance Sheet" and December 31, 1999 is referred to herein as the "Balance Sheet Date."

      (f) Undisclosed Liabilities. Except as indicated in Schedule 3.1(f) hereto or as would not have a Material Adverse Effect, the Company does not have any liabilities (whether absolute, accrued, contingent or otherwise), except: (i) such liabilities which are accrued or reserved against in the Interim Balance Sheet or disclosed in the notes thereto or Schedules hereto; (ii) liabilities not required by GAAP to be accrued, reserved or disclosed; or (iii) liabilities which were incurred after the date of the Interim Balance Sheet in the ordinary course of business and in amounts consistent with prior periods.

      (g) Absence of Certain Changes or Events. Since the Balance Sheet Date to the date hereof, except as specified in Schedule 3.1(g) or as specifically disclosed on the Interim Financials, the Company has not (i) discharged or satisfied any Lien or paid any material obligation or liability, fixed or contingent, except current liabilities reflected in the Base Balance Sheet, liabilities incurred since the date of the Base Balance Sheet in the ordinary course of business, obligations and liabilities under contracts including those referred to in Section 3.1 and liabilities incurred since the date of the Base Balance Sheet in connection with the transactions contemplated by this Agreement; (ii) mortgaged, pledged or subjected to any Lien, any of its assets or properties except in the ordinary course of business; (iii) transferred or leased or agreed to transfer or lease any of its material assets or properties except in the ordinary course of business for fair value; (iv) canceled or compromised any material debt or claim except for adjustments made with respect to contracts for the purchase of supplies or for the sale of products or services in the ordinary course of business and in amounts consistent with prior periods; (v) transferred or granted any material rights under any leases, licenses, agreements, patents, inventions, trademarks, trade names, copyrights, or with respect to know-how except in the ordinary course of business; (vi) made or granted, or promised to make or grant, any general or individual wage or salary increase, or entered into any employment, retention, bonus, severance, or change-of-control agreement with any current or former officer or employee, or changed or increased the rates of compensation payable through bonus, pension, contract, or other commitment to any current or former officer, director, employee or consultant, for any period before or after the Balance Sheet Date other than (A) increases in base salary or wages for employees with W-2 annualized compensation for 1999 not in excess of $100,000 which were granted in the ordinary course of business on a basis consistent with past practices; or (B) increases in compensation pursuant to written employment agreements listed on Schedule 3.1(l)(iv); (vii) other than in connection with the transactions contemplated by this Agreement, entered into any material transaction outside the ordinary course of business including without limitation, any contract, license, lease or agreement which obligates the Company for more than $20,000 in any one case or more than $50,000 in the aggregate; (viii) suffered any material adverse change in its businesses, including, without limitation, the loss of any significant distributor, vendor or customer; (ix) declared any dividend or made any payment or distribution to its shareholders or purchased or redeemed any shares or agreed to take any such action; (x) incurred any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees which would have a Material Adverse Effect; or (xi) made or agreed to make any loan to any shareholder, officer or director (except for advances of out-of-pocket expenses incurred in the performance of the Company's business made in the ordinary course of business).

      (h)   Tax Matters. Except as set forth in Schedule 3.1(h) hereto:

            (i) The Company has duly and timely filed all Tax Returns (as defined herein) required to be filed by it and, except for sales and use Taxes aggregating $75,000 with respect to which a reserve has been established, has timely paid all Taxes (as defined herein), that in the aggregate or individually are material, shown, or required to be shown, on such Tax Returns. All such Tax Returns are complete and accurate in all material respects. The Company has paid all other Taxes, that in the aggregate or individually are material, for which notice of assessment or demand for payment has been made to the Company, except for such Taxes as are being contested in good faith which are disclosed on Schedule 3.1(h).

            (ii) The reserves for Taxes due or owing by the Company (as opposed to any reserves for deferred Taxes established to reflect timing differences between book and

      Tax income) in the Interim Balance Sheet are sufficient for all unpaid Taxes, that in the aggregate or individually are material, whether or not disputed, of the Company.

            (iii) The Company is not the subject of any judicial proceeding concerning any Tax liability of the Company, and there is no claim concerning any Tax liability of the Company either (A) asserted in writing by any taxing authority, or (B) to the knowledge of the Company or any Signing Stockholder, proposed to be asserted. No issues have been resolved in favor of any taxing authority or, to the knowledge of the Company or the Signing Stockholders, raised in any examination by any taxing authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Schedule 3.1(h) lists all federal, state, local and foreign income Tax Returns filed by or with respect to the Company for all taxable periods ended on or after December 31, 1995 (and the dates on which those Tax Returns were filed with the relevant taxing authority), indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Haemonetics complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company for taxable periods ended on or after December 31, 1996.

            (iv) Except as set forth on Schedule 3.1(h), (A) the Company has never joined in or been required to join in filing a consolidated Tax Return, and has never had an obligation to contribute to the payment of Taxes determined on a consolidated, combined or unitary basis with respect to the Company or any affiliate of the Company, and (B) the Company has not been an electing small business corporation within the meaning of Subchapter S of the Code.

            (v) The Company has not received any written ruling of a taxing authority related to Taxes or entered into any written and legally binding agreement with a taxing authority relating to Taxes.

            (vi) Except as set forth on Schedule 3.1(h), the Company is not the beneficiary of any extension of time within which to file any Tax Returns.

            (vii) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is subject to the imposition of any Tax by that jurisdiction.

            (viii) There are no liens on any of the assets of the Company that arose in connection with any failure or alleged failure to pay any Taxes, other than Taxes disclosed on Schedule 3.1(h) which are being contested in good faith.

            (ix) The Company has timely withheld and paid all Taxes, that in the aggregate or individually are material, required to be withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder or any other third party.

            (x) The Company has not waived any statute of limitations with respect to the assessment or collection of Taxes nor agreed to any extension of time with respect to any Tax assessment or deficiency, or the collection of any Tax, which remains outstanding.

            (xi) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations, or agreed to have
      Section 341(f)(2) applied to any disposition of an asset owned by the Company.

            (xii) Except as disclosed on Schedule 3.1(h), the Company has not made any payments, is not obligated to make any payment, and is not a party to any agreement that is reasonably likely to obligate it under any circumstances to make any payment that will not be deductible under Section 280G of the Code, or that would be subject to an excise Tax under Section 4999 of the Code; and as to any payment pursuant to any agreement, plan or arrangement disclosed on
      Schedule 3.1(h), all requisite stockholder votes will have been taken or obtained by the Company prior to the Closing so as to avoid the characterization of each such payment as a "parachute payment" for purposes of Sections 280G and 4999 of the Code.

            (xiii) The Company has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee, successor, by contract, indemnification, guarantee, or otherwise.

            (xiv) The Company has not agreed to make and is not required to make an adjustment under Section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in method of accounting.

            (xv) The Company is not and has never been the subject to any closing agreements with any Tax authority.

            (xvi) The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

            (xvii) The Company has not used the installment method to defer any material liability for Taxes for any taxable period ending at or before the Closing Date.

            (xviii) No power of attorney has been granted by the Company, and is currently in force, with respect to any matter relating to Taxes.

            (xix) The Company is not, and has not been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
      Section 897(c)(1)(A)(ii) of the Code.

            (xx) There is no limitation on the utilization of net operating losses, built-in losses, tax credits or other similar items of the Company under Section 382, 383 or 384 of the Code or the Treasury Regulations thereunder other than the limitation arising as a result of the Merger and the limitations disclosed on
      Schedule 3.1(h).

            (xxi) The Company's elections to be governed by the provisions of Subchapter S of the Code and corresponding state statutes were validly made, and the Company was subject to Subchapter S of the Code and the corresponding state statutes as set forth on Schedule 3.1(h) and qualified under said provisions while such elections were in effect. With respect to periods during which the Company was so qualified, Sellers timely reported their distributive share of the Company's income, gain and losses on their Tax Returns and paid all Taxes due with respect to said income, gain and losses.

            (xxii) For the purposes of this Agreement, the words "Tax" and "Tax Returns" shall have the following meanings, respectively;

            "Tax" means all federal, state and local and foreign taxes, levies, deficiencies or other assessments and other charges of whatever nature (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, backup withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, and estimated) imposed by any taxing authority, including any interest, penalty, or addition thereto, whether disputed or not, as well as any expenses incurred in connection with the determination, settlement or litigation of any liability.

            "Tax Return" means any federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule or attachment thereto, filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax, and including any amendment thereof.

      (i) No Royalty Payments. Other than off-the-shelf software licensed to the Company as an end user, the Company is not the licensee of any patent, copyright, formula, secret process, trademark, trade or brand name, or know-how requiring the payment of any material royalty or licensing fee except as set forth in Schedule 3.1(i) hereto.

      (j) Title to and Condition of Real Estate. All real property owned or leased by the Company is described in Schedule 3.1(j) hereto ("Real Property"). The Company has good and marketable or insurable title to or a valid leasehold interest in all the Real Property owned by it, or leased by it, as the case may be, subject to no Lien, except for (i) capital leases or related arrangements in connection with industrial development agencies identified in Schedule 3.1(j); (ii) security interests which secure indebtedness included in the Base Balance Sheets described in
Schedule 3.1(j) hereto; (iii) those matters identified in Schedule 3.1(j) hereto; (iv) zoning, restrictions, prohibitions and other requirements imposed by any governmental authority having jurisdiction over the Real Property which does not materially detract from the value or materially impair the use of such Real Property as it is currently being used; (v) water lines, sanitary sewer, drainage, gas distribution lines and mains, electrical and telephone easements and rights-of-way of record; (vi) real property taxes, assessments and installments of special assessments for special or local improvements not yet due and payable as of the Closing Date; and (vii) imperfections of title, none of which materially detract from the value or materially impair the use of the Real Property (collectively, "Permitted Encumbrances"). Except as indicated in Schedule 3.1(j) hereto, the real estate leases referred to in such Schedule 3.1(j) are in full force and effect and include all of the material leases, including amendments, under which the Company holds a leasehold interest in real estate. The Company is in material compliance with all material provisions of each of its Real Property leases.

      Except as specifically described in Schedule 3.1(j) hereto, the material buildings and improvements located upon the Real Property are generally in good condition and repair, reasonable wear and tear excepted, have been well maintained, are supplied with utilities and other services necessary for the operation of such facilities and, to the knowledge of the Signing Stockholders, there are no failures to conform with any applicable zoning law or regulation that would have a Material Adverse Effect. To the knowledge of the Sellers and the Company, there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Real Property.

      (k) Title to and Condition of Personal Property. Except as set forth on Schedule 3.1(k), the Company has good and marketable title to all of its tangible personal property reflected in the Base Balance Sheet and has not since disposed of any such property, other than in the ordinary course of business, and in a manner and to an extent which is not material to the conduct of its businesses. None of the tangible personal property identified on Schedule 3.1(k), except to the extent identified on that schedule, is subject to Liens other than Permitted Liens and except for security interests described in Schedules 3.1(k) or 3.1(l) hereto. All of the tangible personal property owned or leased by the Company which is material to the conduct of its businesses is, taken as a whole, in good condition and repair, reasonable wear and tear excepted, and conforms in all material respects with all applicable laws, statutes, ordinances, rules and regulations, except as indicated in Schedule 3.1(k) hereto. "Permitted Liens" means liens for taxes, assessments or governmental charges, or landlords', mechanics', materialmen's or similar Liens, in each case that are not delinquent or which are being contested in good faith.

      (l) Lists of Contracts and Other Data. Attached hereto as Schedule 3.1(l) is a list of the following:

            (i) all agreements to which the Company is a party and which are material to the businesses of the Company, including investors' rights agreements, stock restriction agreements, stockholder agreements and any similar agreements that grant rights relating to the stock of the Company;

            (ii) all guarantees of notes or other financial obligations and loan agreements (including mortgages, deeds of trust, indentures and credit agreements) to which the Company is an obligor;

            (iii) all employment, consulting, retention, severance, and change-of-control agreements, executive compensation agreements and plans, and bonus and commission agreements and plans of the Company, or for which the Company has any liability or contingent liability;

            (iv) the name of each financial institution in which the Company has an account or safe deposit box (with the identifying account number or symbol) and the names of all persons authorized to draw thereon or to have access thereto, and the names of all persons holding a power of attorney from the Company (excluding those relating to service of process or qualification or pursuant to governmental regulatory or licensing requirements);

            (v) any contract or agreement for the purchase of any commodity, product, material, supplies, equipment or other personal property, or for the receipt of any service, other than purchase orders entered into in the ordinary course of business;

            (vi) any contract or agreement for the purchase or lease of any fixed asset, whether or not such purchase or lease is in the ordinary course of business, for a price in excess of $20,000;

            (vii) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

            (viii) any contract or agreement in which the Company is in a partnership or joint venture with one or more Persons (as defined below);

            (ix) any confidentiality agreement or any non-competition agreement or other contract or agreement containing covenants limiting the Company's freedom to compete in any line of business or in any location or with any Person;

            (x) any contract or agreement with any Seller or any present or former officer, director, consultant, agent or stockholder of the Company or with any affiliate of any of them; and

            (xi) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or indebtedness to any Person.

      The foregoing may exclude contracts (i) requiring payments under a single contract or in the aggregate under a series of related contracts of less than $20,000 per year; (ii) for the purchase of goods or services or the sale of products in the ordinary course of business; (iii) which can be terminated by the Company without substantial penalty owed by the Company upon 30 days' notice and without a material loss of benefits to the Company; (iv) which are substantially performed except for warranty, guaranty, indemnification, non-compete or indemnification obligations and which in the aggregate will not have a Material Adverse Effect; or (v) disclosed in other Disclosure Schedules hereto. "Person" means an individual, corporation, partnership, joint venture, joint stock company, association, trust, business trust, unincorporated organization, governmental authority, or any other entity of whatever nature.

      To the best of the Signing Stockholder's knowledge, the Company is not in material default under any material agreements referred in this
Section 3.1(l) and all such agreements are in full force and effect in accordance with their terms.

      (m) Accounts Receivable. The accounts receivable of the Company shown on the Base Balance Sheet and all accounts receivable of the Company which have arisen subsequent thereto have arisen in the ordinary and usual course of its businesses and, subject to reserves taken therefor, as reflected on the Interim Balance Sheet, are valid and enforceable and subject to no set-off or counterclaim.

      (n) Labor Matters. Except as provided in Schedule 3.1(n) hereto, there are no material (i) strikes; (ii) arbitrations; (iii) grievances;
(iv) other labor disputes; or (v) union organizational drives pending, initiated or, to the knowledge of the Signing Stockholders and the Company, threatened between the Company and any of its employees. The Company has complied in all material respects with all the laws relating to the employment of labor. Except as disclosed in Schedule 3.1(n) hereto, the Company is not indebted to any officer, director, employee or shareholder, whether by loan, advance or otherwise, other than for accrued salaries, and advances for out-of-pocket expenses incurred in the ordinary course of business and other compensation pursuant to arrangements disclosed in
Schedule 3.1(n) hereto.

      (o) Supplier and Customer Relations. Schedule 3.1(o) attached hereto sets forth a list of all material customers and suppliers. Except as set forth thereon, no customer or supplier during each of the last two fiscal years has accounted for more than $100,000 of revenue or orders in each such year; to the knowledge of the Signing Stockholders and the Company, the relationship of the Company with its suppliers and customers is, in general, a good commercial working relationship. No customer or supplier set forth on Schedule 3.1(o) has canceled or otherwise terminated its relationship with the Company other than in the ordinary course of business, or materially decreased its services, supplies or materials provided to the Company or, to the knowledge of the Signing Stockholders, threatened to do so.

      (p)   Benefit Plans.

            (i)  Employee Welfare Benefit Plans. Except as disclosed in
      Schedule 3.1(p)(i) hereto: (A) the Company does not maintain or contribute to and is not obligated to maintain or contribute to any "employee welfare benefit plan" as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any material fringe benefit plan, and (B) with respect to each plan listed in Schedule 3.1(p)(i) hereto, (1) the plan is in material compliance with ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable law; (2) the plan has been administered in all material respects in accordance with its governing documents (except as otherwise required by applicable law);
      (3) none of the Company or the Plan or, to the knowledge of Sellers, any "disqualified person" or "party in interest" as defined, respectively, in Section 4975 of the Code or Section 3(14) of ERISA, or any fiduciary with respect to the plan, has engaged in any "prohibited transaction" as defined in Section 406 of ERISA or
      Section 4975 of the Code other than any transaction subject to a statutory exception or administrative exemption; (4) all premiums due prior to the date hereof, if any, on any insurance contract through which the plan is funded have been paid; (5) the plan, if funded, is in material compliance with Sections 419 and 419A of the Code, if applicable; and (6) the plan, if a group health plan within the meaning of Section 607(l) of ERISA and Section 5000(b)(1) of the Code, is in material compliance with Section 601 of ERISA and Section 4980B(f) of the Code.

            (ii) Employee Pension Benefit Plans. Except as disclosed in Schedules 3.1(p)(ii) or 3.1(p)(iii) hereto, the Company does not maintain or contribute to and is not obligated to maintain or contribute to or have any liability or contingent liability for any "employee pension benefit plan" as defined in Section 3(2) of ERISA. With respect to each plan listed in Schedule 3.1(p)(ii) and except as disclosed in Schedule 3.1(p)(ii): (A) the plan is in material compliance with ERISA, the Code and all other applicable statutes and regulations; (B) a favorable determination letter has been issued by the Internal Revenue Service with respect to each plan intended to qualify under Section 401(a) of the Code and the Internal Revenue Service has taken no action to revoke such letter and no grounds for such revocation exist; (C) the plan has been administered in all material respects in accordance with its governing documents as modified by applicable law; (D) none of the Company or the Plan or, to the knowledge of Sellers and the Company, any "disqualified person" or "party in interest" as defined, respectively, in Section 4975 of the Code or Section 3(14) of ERISA, or any fiduciary with respect to the plan, has engaged in any "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code other than a transaction subject to statutory exception or administrative exemption; (E) all contributions required to be made to the plan have been made to the plan; and (F) there has been no material failure to pay any amounts known by the Sellers or the Company to be due and owing as required by the terms of the plan and there is no material litigation, arbitration or disputed claim outstanding.

            (iii) Employment and Non-Tax Qualified Deferred Compensation Arrangements. Except as disclosed in Schedule 3.1(p)(iii) hereto, the Company does not maintain or contribute to, or have any liability or contingent liability for, any retirement or deferred or incentive compensation or stock purchase or stock grant or stock option or phantom stock or severance pay arrangement entered into between the Company and any current or former officer, consultant, director or employee of the Company that is not a tax qualified arrangement under
      Section 401(a) of the Code.

            (iv)  Copies of Information. Except as disclosed in
      Schedule 3.1(p)(iv) hereto, true and complete copies of each "employee benefit plan" as defined in Section 3(3) of ERISA maintained by the Company as set forth on Schedules 3.1(p)(i) and 3.1(p)(ii) hereto and any other plan or arrangement maintained by the Company as set forth on Schedule 3.1(p)(iii) hereto, including amendments thereto, have been delivered to Newco, together with (A) a true and complete copy of the two most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan; (B) a true and complete copy of the two most recent actuarial valuation reports prepared in connection with any defined benefit plan, if any; and (C) a copy of the most recent summary plan description of each such plan.

            (v) Controlled Group. For purposes of this Section 3.1(p), any reference to the term "Company" shall be deemed to refer also to any entity (regardless of whether it is subject to ERISA) which is or has been under common control or affiliated with the Company ("ERISA Affiliate") within the meaning of Section 4001(b)(1) of ERISA and the rules and regulations promulgated thereunder or Sections 414(b), (c),
      (m) or (o) of the Code and the rules and regulations promulgated thereunder.

            (vi) Miscellaneous. None of the employee welfare benefit plans referenced in Schedule 3.1(p)(i) is a "multiple employer welfare plan" (as described in section 3(40) of ERISA). With respect to any plan disclosed in Schedule 3.1(p)(i), there are no understandings, agreements, or undertakings, written or oral, that would prevent any such plan (including any plan covering retirees or other former employees) from being amended or terminated without material liability to the Company at any time on or after the Closing Date. No plan listed in Schedule 3.1(p)(i) provides for continuing benefits or coverages after termination of or retirement from employment, except for benefits mandated by section 4980B of the Code or applicable State statute. None of the plans listed in Schedule 3.1(p)(ii) is (A) a "multi employer pension plan" (as defined in section 3(37) of ERISA), (B) subject to Title IV of ERISA, or (C) subject to section 412 of the Code. The consummation of the transaction contemplated by this Agreement will not, directly or indirectly, under any plan disclosed in the schedules to this Section 3.1(p), (A) entitle any current or former employee, officer, consultant, or director of the Company to any payment (including severance pay, change in control payments, or similar such compensation), (B) result in acceleration of vesting or of any benefits under any such plan, or (C) result in any material increase in benefits under any such plan. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to, on, or after the Closing Date), the Company will not be obligated under any plan disclosed in the schedules to this
      Section 3.1(p) to make a payment to any individual who is a "disqualified individual" that would be characterized as an "excess parachute payment" (as such terms are defined in section 280G(b)(1) of the Code) without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

      (q) Litigation. Except as set forth in Schedule 3.1(q) hereto, there are no legal or administrative proceedings pending (including asserted claims, suits, actions, arbitrations or governmental investigations) against the Company or, to the best of the Signing Stockholders' and the Company's knowledge, threatened against the Company.

      (r) Permits. To the best of the Signing Stockholders' and the Company's knowledge, except as set forth in Schedule 3.1(r) hereto, the Company holds all material licenses, permits, and other approvals (other than environmental permits which are the subject of Section 3.1(t)) that are required to permit it to conduct its business as conducted. All such material licenses, permits, and other approvals (other than routine business licenses, permits and similar approvals) are valid and in full force and effect, and the Company is in compliance in all material respects with all such material licenses, permits and other approvals.

      (s)   Compliance with Law.

            (i) Except as otherwise disclosed in Schedule 3.1(s) hereto, the Company has not violated or failed to comply with any law or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its businesses or operations except where any such violations or failures to comply would not, in the aggregate, have a Material Adverse Effect.

            (ii) To the knowledge of Sellers and the Company, the Company is not under investigation with respect to, any possible material violation of any applicable law, statute, ordinance, regulation, rule, order or requirement relating to any of the foregoing in connection with the business of the Company and the Company has filed all material reports required to be filed with any governmental, regulatory or administrative agency or authority except where any such violations or failures to comply would not, in the aggregate, have a Material Adverse Effect.

      (t)   Environmental Matters.

            (i) Environmental Law. When used in this Agreement, "Environmental Law" shall mean any existing federal, state, or local statute, ordinance or rule or regulation, any judicial or administrative order (whether or not on consent), request or judgment, any common law doctrine or theory, and any provision or condition of any permit, license or other operating authorization, relating to (A) protection of the environment, persons or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge or emission (whether past or present) of, or regarding the manufacture, processing, importation, use, treatment, storage or disposal of, any chemical, raw material, pollutant, contaminant or toxic or hazardous substance; or (B) occupational or public health or safety.

            (ii) Environmental Compliance and Liabilities. To the Signing Stockholders' and the Company's knowledge, the Company has complied with all Environmental Laws except for instances of non-compliance which do not, in the aggregate, have a Material Adverse Effect. The Signing Stockholders and the Company do not know of any present condition of the Company or the Real Property, nor of their present or past activities or manner of operation, that give rise to any liability pursuant to any Environmental Laws to any person, contingent or otherwise that, in the aggregate, would have a Material Adverse Effect.

      (u) Medical Devices. Except as disclosed in Schedule 3.1(u) attached hereto, the Company has complied in all material respects with all governmental laws, regulations and/or orders pertaining to medical devices, including, without limitation, the manufacturing, marketing, sales and distribution of all such devices. The Signing Stockholders and the Company do not know of any present or past activities or manner of operation of the Company, that would give rise to any liability, contingent or otherwise that, in the aggregate, would have a Material Adverse Effect.

      (v) Insurance. Schedule 3.1(v) attached hereto sets forth a list of all insurance policies (including policies providing property, casualty, liability, and workers' compensation coverage, benefits or coverage for any plan described in Section 3.1(p)(i) or (ii), and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years and specifies the insurer, the amount of coverage, type of insurance, expiration date, and any retroactive premium adjustments or other loss sharing arrangements. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect;
(b) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and to the Signing Stockholders' knowledge no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration under the policy; and (c) no party to the policy has repudiated any provision thereof. The Company has been covered during the past five (5) years by insurance in scope and amount that the Signing Stockholders and the Company believe to be reasonable for the businesses in which it has engaged during the aforementioned period. Schedule 3.1(v) describes any self-insurance arrangements affecting the Company.

      (w) Records and Books. The minute books of the Company have previously been made available to Haemonetics. The stock transfer ledgers or record books of the Company completely and accurately set forth all transfers of the Company's capital stock from the date of organization through the date hereof.

      (x) Disclosure of Material Information. To the best knowledge of the Signing Stockholders and the Company, neither this Agreement (including the Disclosure Schedules and Exhibits hereto) nor any agreement, document, certificate or instrument furnished in connection herewith contains, with respect to the Company or any of the Signing Stockholders, any untrue statement of a material fact.

      (y)   Transactions with Interested Persons. Except as set forth on
Schedule 3.1(y) attached hereto, no family member, no officer, supervisory employee or director of the Company owns directly or indirectly, either individually or jointly, any material interest in, or serves as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

      (z) Patents, Trademarks, etc. Set forth on Schedule 3.1(z) is a list of all material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, trade name applications and copyrights owned by, in whole or in part, or registered in the name of the Company, or of which the Company is a licensor or licensee. The Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets and know-how (collectively, "Intellectual Property") necessary to the conduct of its business as now conducted and no claim is pending or, to the knowledge of the Signing Stockholders and the Company, threatened to the effect that the operations of the Company infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and Company and the Signing Stockholders are not aware of any basis upon which any such claim (whether or not pending or threatened) should reasonably be anticipated. Except as set forth on
Schedule 3.1(z), no claim is pending or, to the knowledge of the Signing Stockholders and the Company, threatened to the effect that any such Intellectual Property owned or licensed by the Company, or which Company otherwise has the right to use, is invalid or unenforceable by the Company, and the Company and the Signing Stockholders are not aware of any basis upon which any such claim (whether or not pending or threatened) should reasonably be anticipated.

      (aa)  Inventories.

            (i)  Except as disclosed in Schedule 3.1(aa) attached hereto:
      (A) the inventories of the Company are properly reflected in the Interim Balance Sheet and are of a quality and quantity saleable in the ordinary course of business of the Company, net of reserves taken therefor, as reflected on the Interim Balance Sheet, and (B) the values of the inventories stated in the Financial Statements reflect the Company's normal inventory valuation policies and were determined in accordance with GAAP consistently applied.

            (ii) As of the date hereof, purchase commitments for raw materials and parts for the Company are not, individually or in the aggregate, in excess of normal requirements and none of such commitments are at prices materially in excess of current market prices. Sales commitments for finished goods are all at prices in excess of prices used in valuing inventory items or of estimated costs of manufacture of items not in inventory after allowing for selling expenses and a normal profit margin.

      (bb) Shareholder Approval. The Board of Directors of Transfusion Technologies Corporation has authorized the use of written consents by the stockholders of Transfusion Technologies Corporation to approve of the Merger Agreement, the Merger and all transactions contemplated by the Merger Agreement in accordance with Article Sixth of Transfusion Technologies Corporation's Amended and Restated Certificate of Incorporation. As of the Closing Date, Transfusion Technologies Corporation will have obtained requisite approval of this Agreement and of the Merger by written consent of Transfusion Technologies Corporation's stockholders in accordance with the DGCL. In connection with the solicitation of such consents, at the time of the Closing, Transfusion Technologies Corporation will have prepared and distributed to Transfusion Technologies Corporation's stockholders, in accordance with applicable law, a memorandum or solicitation statement (the "Solicitation Statement") pursuant to which the Board of Directors of Transfusion Technologies Corporation solicited consents to vote in favor of the adoption of this Agreement and the approval of the Merger. At the time of the Closing, the Solicitation Statement (i) did not or will not, as of the date on which it was delivered or mailed to Transfusion Technologies Corporation's stockholders, as of the date of each consent, and as of effective date of the approval, have contained any untrue statement of a material fact and (ii) will have complied with all applicable laws, including all federal and state securities laws.

      (cc) Subsidiaries. Transfusion Technologies Corporation has no subsidiaries other than Transfusion Technologies GmbH ("GMBH") and Westgate Securities Corporation ("Westgate"), each of which is a wholly owned subsidiary of Transfusion Technologies Corporation, and each of which presently has no operations other than in connection with liquidation. Other than with respect to inter-company balances, neither GMBH nor Westgate has any assets, other than cash assets which, in the case of GMBH, do not exceed $50,000, and in the case of Westgate, do not exceed $20,000, and neither GMBH nor Westgate has any material liabilities. As used herein, "subsidiary" means any corporation or entity of which the Company owns 50% or more of the capital stock or other equity.

                                 ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF NEWCO AND HAEMONETICS
           -------------------------------------------------------

      4.1 Representations and Warranties of Haemonetics. Newco and Haemonetics jointly and severally represent and warrant to Sellers as follows:

            (a) Organization. Haemonetics is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Newco is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Newco and Haemonetics has all requisite corporate power and authority to own its properties as presently owned and to carry on its business as now conducted. Copies of Haemonetics Articles of Organization, as amended to the date hereof, certified by the Secretary of State of the Commonwealth of Massachusetts, and its by-laws, as amended to the date hereof, are attached hereto as Schedule 4.1(a). Copies of Newco's Certificate of Incorporation, as amended to the date hereof, and certified by the secretary of Newco, and its by-laws are also attached as Schedule 4.1(a). Newco is a newly-formed, wholly-owned subsidiary of Haemonetics formed for the purpose of consummating the transactions contemplated by this Agreement and has had and currently has no other assets or business activities.

            (b) Authority Relative to Agreement. The execution, delivery and performance of this Agreement by Newco and Haemonetics and consummation by them of the transactions contemplated hereby have been duly and effectively authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation of Newco and Haemonetics enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, or similar laws affecting the rights of creditors generally and subject to the discretion of courts to award equitable remedies.

            (c) Effect of Agreement. The execution, delivery and performance of this Agreement by Newco and Haemonetics and the consummation of the transactions contemplated thereby (i) do not require the filing with, or the consent, waiver, approval, license or authorization of, any governmental agency or regulatory authority, except as required under the HSR Act; (ii) do not conflict with or result in a breach of Newco's Certificate of Incorporation or Haemonetics' Articles of Organization or their By-laws or any mortgage, deed of trust, license, indenture or other agreement or instrument or any order, judgment, decree, statute, regulation or any other restriction of any kind or character to which Haemonetics or Newco is a party or by which Haemonetics or Newco or any of their assets may be bound; and (iii) do not result in the creation of any liability, lien, encumbrance, claim or other restriction upon any of the property or assets of Haemonetics or Newco or in the acceleration or maturity of any debt of Haemonetics or Newco.

            (d) Investment Purpose. Haemonetics is entering into the transactions contemplated herein for its own account, for investment purposes and not with a view to the resale or distribution of any securities acquired as a consequence of the transactions contemplated herein.

                                  ARTICLE V

            COVENANTS OF THE COMPANY AND THE SIGNING STOCKHOLDERS
            -----------------------------------------------------

      From and after the date of this Agreement and until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of the Signing Stockholders and the Company covenants and agrees with Haemonetics and Newco as follows:

      5.1 Compliance with Law. The Company and the Signing Stockholders shall comply with all applicable laws and regulations required for the valid and effective consummation of the transactions contemplated hereby.

      5.2 Notice. The Company and the Signing Stockholders shall promptly notify Haemonetics in writing upon the occurrence or nonoccurrence of any event which does then, or which upon the passing of time or the giving of notice would, constitute a breach of or default under, or render misleading or untrue any agreement, covenant, representation or warranty made by the Signing Stockholders in this Agreement.

      5.3 Non-Solicitation and Breakup Fee. The Company and the Signing Stockholders shall not directly or indirectly, through any officer, director, agent or otherwise, solicit, encourage or negotiate with any Person, or accept any proposal, to acquire the Company, including without limitation an acquisition of all or substantially all of the assets of the Company or any equity in the Company or any equity investment, merger, consolidation or business combination with the Company. Subject to the exercise by the Company's directors of their fiduciary duties (as advised in writing by counsel), the Company will not participate in any discussions or negotiations regarding, or furnish to any other Person, any non-public information with respect to, or assist or participate in, any effort or attempt by any other Person to do or seek any of the foregoing. Prior to the Closing, the Signing Stockholders shall not sell, sign, assign, pledge or otherwise transfer any of the Shares. The Company shall within one business day notify Haemonetics if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made.

      The Company shall pay to Haemonetics the sum of $2,000,000 (Two million dollars), which the parties agree to be equal to the reasonable fees and expenses incurred by Haemonetics and Newco in connection with the consummation of the transactions contemplated hereby if the Closing has not occurred and (i) the Company's directors, in the exercise of their fiduciary duties (as advised in writing by counsel), on or before the Closing Date, shall have failed to approve or taken a public position materially inconsistent with its approval or recommendation of this Agreement or the terms hereof or (ii) the Company's directors shall have approved a Superior Proposal (as hereinafter defined).

      Nothing contained in this section shall relieve the Company of its obligation (subject to the exercise by the Company's directors of their fiduciary duties, as advised in writing by counsel) to recommend that the Sellers accept and approve the transactions contemplated by this Agreement. The provisions contained in this Section 5.3 shall survive any termination of this Agreement.

      5.4 Conduct of Business of the Company. Prior to the Closing, unless Haemonetics has consented in writing thereto or unless otherwise specifically permitted or contemplated by this Agreement, the Company:

            (i) shall use its reasonable best efforts to preserve intact its business organization and goodwill and keep available the services of its executive officers and material employees, its customers and others having business relations with the Company, as applicable;

            (ii) shall promptly notify Haemonetics of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its business or in the operation of its properties, any material governmental complaints, investigations or hearings, or the breach in any material respect of any representation or warranty contained herein;

            (iii) shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted and refrain from changing or introducing any method of financial or tax accounting, management or operations except in the ordinary course of business and consistent with past practices;

            (iv) except as provided in Section 5.12, the Company shall not amend its certificate of incorporation or by-laws;

            (v) shall not (A) issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock or grant any stock appreciation rights, (C) adopt any new employee benefit plan (including any stock option, stock appreciation right, stock benefit or stock purchase plan) or amend any of their benefit plans in any material respect, except for changes which are required by applicable law;

            (vi) shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, or (B) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

            (vii) shall not sell, lease, or otherwise dispose of, or agree to the sale, lease or other disposition of any of its assets or properties, except in the ordinary course of business;

            (viii) shall not make any loans, advances or capital contributions to, or investments in, any other person other than loans and advances to employees relating to the incurrence of expenses in the ordinary course consistent with past practices;

            (ix) shall not discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Interim Financials (or the notes thereto), or incurred in the ordinary course of business consistent with past practice or entered into in accordance with this Agreement or the settlement of claims and litigation in the ordinary course of business;

            (x) shall not make any purchase of any product, asset or property other than in the ordinary course of business, or mortgage, pledge, subject to a lien or otherwise encumber any of its properties or assets other than in the ordinary course of business;

            (xi) shall not incur any contingent liability as a guarantor or otherwise with respect to the obligations of others, or incur any other indebtedness or contingent or fixed obligations or liabilities except in the ordinary course of business;

            (xii) shall not make any change in the compensation payable or to become payable to any of their respective officers, employees, agents or independent contractors other than increases in the ordinary course of business consistent with past practices;

            (xiii) shall have in effect and maintain at all times all insurance of the kind and in the amount it currently carries or equivalent insurance with any substitute insurers approved in writing by the other party;

            (xiv) shall permit Haemonetics and its authorized representatives to have full access to all its properties, assets, records, Tax Returns, contracts and documents and furnish to Haemonetics or its authorized representatives such financial and other information with respect to its business or properties as Haemonetics may from time to time reasonably request; and

            (xv) shall not make any material Tax elections, settle or compromise any Tax liability with any taxing authority or file any amended Tax Return or claim for refund.

      5.5 Consent of Stockholders. Promptly following execution of this Agreement, the

Company shall take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws to obtain the written consent of its stockholders consenting to: (i) the adoption and approval of this Agreement and the Merger; (ii) all other actions requiring stockholder approval hereunder; and (iii) all such other actions as may be necessary or appropriate for the consummation of the transactions contemplated hereby, including, but not limited to, the requisite stockholder vote pursuant to
Section 280G of the Code with respect to the Employment Agreement referred to in Section 6.1(i). In connection with the solicitation of consents, the Company shall prepare and distribute to the Company's stockholders, in accordance with applicable law, the Solicitation Statement.

      5.6 Option Cancellation. All Options outstanding immediately prior to the Effective Time shall be cancelled by the execution and delivery by the holder thereof of an OCA, pursuant to which the Company shall be released from any liabilities or continuing obligations relating thereto.

      5.7 Termination of 401(k). Immediately prior to the Closing, the Company shall terminate its 401(k) plan.

      5.8 Payment of Certain Employment Obligations. The Company shall make the payments, as contemporaneously agreed to, to the persons identified on that schedule and receive, to the extent permissible under applicable law, a full and complete release from all such persons of all claims relating to their employment by, or termination from the Company, other than claims and liabilities arising from indemnification obligations to officers and directors of the Company prior to Closing under the Company's Certificate of Incorporation or By-Laws.

      5.9 Tax Return. The Company shall file its Tax Returns for the year ended December 31, 1999.

      5.10 Termination of the Amended and Restated Investors' Rights Agreement. The Company shall terminate (i) the Amended and Restated Investors' Rights Agreement, dated November 8, 1999, by and among the Company and certain Investors and (ii) any and all agreements to which the Company or any of the Signing Stockholders is a party that grant any rights relating to the Company's capital stock, including preemptive rights, co-sale rights, rights of first refusal and registration rights, except for any warrants.

      5.11 Filings Under Hart-Scott-Rodino Act. The Company shall cooperate fully with Haemonetics in connection with the preparation of any filings which the Federal Trade Commission and the Antitrust Division of the Department of Justice request pursuant to the HSR Act.

      5.12 Amendment of Amended and Restated Certificate of Incorporation. The Company shall amend its Amended and Restated Certificate of Incorporation (the "Amended

Certificate") to permit the consummation of the merger in accordance with the terms of this Agreement, including, but not limited to, such amendments as may be necessary to modify and/or delete Section B(2), Section B(4)(h) and Section B(9) of Article Fourth. Such amendments shall be made in accordance with Section B(7)(b)(i) of Article Fourth of the Amended Certificate.

                                 ARTICLE VI

                         CONDITIONS TO OBLIGATION OF
                 NEWCO AND HAEMONETICS TO CONSUMMATE CLOSING
                 -------------------------------------------

      6.1 Conditions. The obligations of Newco and Haemonetics under this Agreement to consummate the Closing are subject to the following conditions having been performed by the Company and the Signing Stockholders or waived by Newco and Haemonetics:

            (a) Representations and Warranties. Each of the representations and warranties of the Company and the Signing Stockholders contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, except with respect to any representation or warranty of the Company and the Signing Stockholders that the Company and the Signing Stockholders disclose in writing to Haemonetics after the date of this Agreement but prior to the Closing that will not be true and correct as of the Effective Time, but if and only if Haemonetics consummates the Closing.

            (b) Performance of Obligations. The Company and the Signing Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with at or prior to the Effective Time.

            (c) Certificate from Officers. The Company shall have delivered to Haemonetics a certificate of its President or Chief Executive Officer dated the Closing Date to the effect that the statements set forth in paragraphs (a) and (b) immediately above with respect to the Company are true and correct.

            (d)  Corporate Documents. The Company shall have delivered to
      Newco:

                  (i)  an Officer's Certificate of the Company certifying
            (x) the incumbency and genuineness of signatures of all officers of the Company executing this Agreement, any document delivered by the Company at the Closing and any other document, instrument or agreement executed in connection herewith, (y) the truth and correctness of resolutions of each Company authorizing the entry by such Company into this Agreement and the transactions contemplated hereby and (z) the truth, correctness and completeness of the by-laws of the Company;

                  (ii) the minute books and stock record books of the Company;

                  (iii) the certificate of incorporation of the Company certified as of a recent date by the Secretary of State of the State of Delaware; and

                  (iv) certificates of corporate and tax good standing and legal existence of the Company as of a recent date from the Secretary of State of the State of Delaware.

            (e) Resignations. Haemonetics shall have received written resignations of such directors and officers of the Company effective as of the Closing as requested by Haemonetics.

            (f) Opinion of the Company's Counsel. Haemonetics shall have received from counsel to the Company a favorable opinion, dated the Closing Date, in form and substance satisfactory to Haemonetics and its counsel.

            (g) Certificates. Haemonetics shall have received from each Seller executed certificates representing all of the shares of capital stock issued to such Seller and OCA's from all holders of Options in substantially the same form as the form of Exhibit D hereto.

            (h) HSR Act. All applicable waiting periods, if any, under the HSR Act shall have expired.

            (i) Releases. The Signing Stockholders and the Company shall have furnished Newco with general releases of all claims and liabilities of the Company to the Signing Stockholders other than claims and liabilities under this Agreement or arising from indemnification obligations to officers and directors of the Company prior to Closing under the Company's Certificate of Incorporation or By-Laws.

            (j) Employment Arrangements. Thomas Headley shall have executed and delivered an Employment Agreement with the Company in form and substance satisfactory to Haemonetics, and Robert Silva and Lise Halpern shall have accepted in writing their respective offers of employment from Haemonetics.

            (k) Merger. This Agreement and the Merger shall have been approved by the Company's stockholders in accordance with the Company's Certificate of Incorporation and By-Laws, and pursuant to the requirements of the Delaware Corporation Law, and the Certificate of Merger shall be declared effective by the Department of State of the State of Delaware.

            (l) Employee Releases. Haemonetics shall have received releases in form and substance satisfactory to Haemonetics, and in compliance with applicable law, from all employees of the Company receiving severance benefits in connection with the consummation of the transactions contemplated by this Agreement other than with respect to claims and liabilities under this Agreement or arising from indemnification obligations to officers and directors of the Company prior to Closing under the Company's Certificate of Incorporation or By-Laws.

            (m) Option Cancellation. All Options outstanding immediately prior to the Effective Time shall have been cancelled.

            (n) Termination of 401(k) Plan. The Company shall have terminated its 401(k) plan.

            (o) Tax Return. The Company shall have filed its Tax Returns for the year ended December 31, 1999.

            (p) Payments. The Company shall have made severance, bonus and COBRA payments to certain of its employees to Haemonetics' satisfaction.

            (q) Consulting Agreement. Edward Powers shall have entered into a Consulting Agreement with Haemonetics in form and substance satisfactory to Haemonetics.

                                 ARTICLE VII

              CONDITIONS TO OBLIGATION OF SIGNING STOCKHOLDERS
                            TO CONSUMMATE CLOSING
                            ---------------------

      7.1 Conditions. The obligation of the Signing Stockholders under this Agreement to consummate the Closing is subject to the following conditions having been performed by Haemonetics and Newco or waived by the Signing Stockholders:

            (a) Certificates. Signing Stockholders shall have received a certificate executed by an officer of Newco, dated the Closing Date, to the effect that the representations and warranties of Newco contained in this Agreement are true and correct in all respects as of the Effective Time as though made on and as of the Effective Time.

            (b) Opinion of Counsel. Signing Stockholders shall have received from counsel to Haemonetics and Newco a favorable opinion, dated the Closing Date in form and substance satisfactory to the Company and its counsel.

            (c) HSR Act. All applicable waiting periods, if any, under the HSR Act shall have expired.

            (d) Merger. The Agreement and the Merger shall have been approved by the directors of Haemonetics in accordance with its articles of organization and by-laws and pursuant to the requirements of Massachusetts law, and by the directors of Newco in accordance with its certificate of incorporation and by-laws and pursuant to the requirements of the DGCL.

                                ARTICLE VIII

                   SURVIVAL OF REPRESENTATIONS, WARRANTIES
                       AND COVENANTS; INDEMNIFICATION
                       ------------------------------

      8.1 Survival. The representations, warranties, covenants, agreements and certifications of the Signing Stockholders and the Company contained in this Agreement, shall survive the Closing for a period of one
(1) year, except (i) the representations and warranties contained in
Section 3.1(d) shall be perpetual and not expire, (ii) the indemnification contained in Section 8.2(b) with respect to the Warrant and any other warrants shall expire upon the later of (A) the expiration of their respective terms or (B) the expiration of the applicable statutes of limitation with respect thereto; and (iii) the representations and warranties relating to environmental and tax matters shall survive the Closing for a period of five (5) years.

      8.2 Indemnification. Subject to the limitations of this Section 8.2, and in accordance with Section 8.4 hereunder, after the Closing the Sellers with respect to any claims made against the Escrow ("Escrow Claims"), and the Signing Stockholders with respect to Escrow Claims (to the extent not satisfied out of the Escrow) and claims made after exhaustion or termination of the Escrow ("Post-Escrow Claims"), shall indemnify jointly but not severally (i.e., on a pro rata basis as provided in the next sentence) (except where otherwise provided, including the payment obligations of the Signing Stockholders under Section 1.6(b) and the several indemnity obligations of the Signing Stockholders under (b)(i) and (ii) of this Section 8.2, which obligations shall be governed by those provisions) Haemonetics and the Company from and against all loss, damage, cost and expense (contingent or otherwise), and diminution in value, including, without limitation, reasonable attorneys' fees (hereinafter "Damages"), asserted against, imposed upon, or resulting to or incurred by Haemonetics or the Company by reason of the breach by the Signing Stockholders or the Company of their representations, warranties, covenants and agreements contained herein; provided, however, that no such indemnification shall be provided with respect to any breach of any representation or warranty disclosed in writing to Haemonetics after the date of this Agreement but prior to the Closing if and only if Haemonetics consummates the Closing. The foregoing indemnity shall be borne and paid pro rata by each Seller with respect to Escrow Claims and each Signing Stockholder with respect to Escrow Claims (to the extent not satisfied out of the Escrow) and Post-Escrow Claims in the proportion the Merger Consideration received by that Seller or Signing Stockholder, as the case may be, bears to the total Merger Consideration paid to all Sellers or Signing Stockholders, as the case may be. Schedule 8.2 hereto lists the Sellers and the Signing Stockholders and their pro rata share of the foregoing indemnity obligation. The Sellers on the one hand and the Signing Stockholders on the other hand, are sometimes referred to generically herein as "Indemnifying Parties". The obligation of the Indemnifying Parties to indemnify Haemonetics or any other person in respect of breaches of representations and warranties shall be subject to all of the following limitations:

            (a) Notice. With respect to a breach of the representations and warranties, the Indemnifying Parties shall be obligated to indemnify Haemonetics only for those Damages as to which Haemonetics has given the Indemnifying Parties written notice, subject to the limitations set forth in Section 8.1 hereof and, with respect to the Escrow, the terms and provisions of the Escrow Agreement. Any written notice delivered by Haemonetics to the Indemnifying Parties pursuant to this Section 8.2 shall set forth the basis of the claim for Damages (including, without limitation, reference to the specific details regarding the manner in which the representations are alleged to have been breached) and, if then determinable by Haemonetics, a reasonable estimate of the amount thereof.

            (b) Certain Indemnities. Each Signing Stockholder shall: severally indemnify Haemonetics and the Company against (i) any violation by any Signing Stockholder of its, his or her several representations and warranties contained in this Agreement, and (ii) any violation of Section 12.1 and Article X. Each Indemnifying Party shall jointly, but not severally, indemnify Haemonetics and the Company against (i) any violation by any Signing Stockholder of its, his or her representation and warranty contained in Section 3.1(d) insofar as the same relates to the ownership of Shares by Sellers who are not Signing Stockholders and (ii) any amount which Haemonetics and the Company may be required to pay to (x) the holder of the Warrant in excess of $137,000 and (y) the holders of any other warrants of the Company. Each Signing Stockholder's several liability for Damages for any violation of its, his or her representations and warranties contained in Section 3.1(d) with respect to its, his or her own ownership of Shares shall not exceed the portion of the Aggregate Merger Consideration paid to such Signing Stockholder. Each Indemnifying Party's liability for Damages for any violation by any Signing Stockholder's representations and warranties contained in
      Section 3.1(d) with respect to the ownership of Shares by any Seller who is not a Signing Stockholder ("Non-Signing Stockholder")shall not exceed the portion of the Aggregate Merger Consideration paid to such Non-Signing Stockholder.

            (c) Threshold. No Indemnifying Party will be required to indemnify Haemonetics or the Company hereunder for any Damages until the aggregate amount of Damages exceeds $175,000, whereupon Haemonetics and the Company will thereafter be entitled to indemnification for the full amount of all such Damages from the first dollar. The threshold set forth in this Section 8.2(c) shall not apply to (i) claims under Section 8.3 (a) below with respect to sales and use Taxes in excess of $75,000; (ii) claims with regard to the Warrant and any other warrants as set forth in 8.2(b); (iii) claims relating to any violation of any representation or warranty contained in Section 3.1(d); and (iv) claims with respect to appraisal rights as set forth in Section 8.3(b).

            (d) Maximum Liability. Separate and apart from (i) any Gross Cash adjustment pursuant to Section 1.6, (ii) any indemnification obligation pursuant to Section 8.2(b) (other than indemnification with respect to the Warrant or any other warrants): (A) the maximum collective liability of all Indemnifying Parties for indemnification claims shall be $5,000,000 (the "Maximum Collective Liability Amount"); and (B) the maximum individual liability of any Indemnifying Party for indemnification shall be such Indemnifying Party's pro rata portion of such amount, as reflected in Schedule 8.2 attached hereto. However, the maximum liability established by this paragraph does not apply to, and does not limit any Indemnifying Party's liability for: (i) any Gross Cash adjustment pursuant to
      Section 1.6 and; (ii) any indemnification obligation pursuant to
      Section 8.2(b) (other than indemnification with respect to the Warrant or any other warrants); provided, further, to the extent that Haemonetics is unable (for any reason whatsoever, including, but not limited to, exhaustion or termination of the Escrow) to receive payment of indemnification to which it would otherwise be entitled with respect to that portion of the Maximum Collective Liability Amount otherwise apportioned to Non-Signing Stockholders (the "Non-Signing Stockholders' Portion"), the maximum liability of the Signing Stockholders hereunder will be increased by the amount of the Non-Signing Stockholders' Portion, thereby, in turn, proportionately increasing each individual Signing Stockholder's maximum liability hereunder.

      8.3 Indemnification for Taxes and Appraisal Rights. Subject to the limitations of Section 8.2, the Indemnifying Parties shall be responsible for and shall jointly but not severally indemnify and hold harmless the Company and Haemonetics against:

            (a) any and all Taxes of the Company due for periods ending on or prior to the Closing Date and for any overlap period for the portion of the period ending on the Closing Date, but, in the case of any sales and use Taxes, only to the extent such Taxes exceed $75,000, and

            (b) any amounts that the Company pays to any Seller exercising appraisal rights with respect to the Merger pursuant to Section 262 of the DGCL.

      8.4   Indemnification Mechanics.

      (a) Prior to release or termination of the Escrow, all indemnification obligations pursuant to this Article VIII shall be satisfied (i) first, out of the Escrow pursuant to the terms of the Escrow Agreement and then (ii) to the extent such obligations have not been satisfied pursuant to clause (i) hereof, by the Signing Stockholders. All indemnification obligations subsequent to release or termination of the Escrow shall be satisfied directly by the Signing Stockholders pursuant to the terms of this Article VIII. In the event that the amount of the Escrow is not sufficient to satisfy all of the joint indemnity obligations under
Section 8.2 and the several indemnity obligations under Section 8.2(b)(i) and (ii), the Escrow shall be used first to satisfy the joint obligations.

      (b) After the Closing, and except, (i) with respect to fraud, (ii) with respect to the right in general to obtain equitable relief, (iii) with respect to the right to obtain payment from the Signing Stockholders pursuant to Section 1.6(b), and (iv) as otherwise expressly provided in this Agreement, the indemnity under this Article VIII is the sole and exclusive remedy of Haemonetics or the Company against the Signing Stockholders with respect to this Agreement.

      8.5   Notice of Claim.

      (a) Haemonetics or the Company shall furnish the Stockholders Representative, with prompt written notice of any threatened, potential or actual claim or the commencement of any action against Haemonetics or the Company in respect of which indemnity may be sought hereunder, provided that the failure of Haemonetics or the Company to give notice as provided herein shall not relieve the Indemnifying Parties of their obligations under this Article VIII except if and to the extent the Indemnifying Parties have been materially prejudiced thereby. Nothing in this Section 8.5(a) shall affect the notice of claim restrictions contained in Section 8.2(a).

      (b) Defenses; Settlement. If any such action is brought against Haemonetics, Haemonetics shall have the right to participate in or control such action with counsel reasonably acceptable to the Stockholders Representative, and the Stockholders Representative shall have the right (but not the duty) to participate in the defense thereof, which shall be at the expense of the Indemnifying Parties. Haemonetics shall not settle any such action unless the Stockholders Representative consents in writing to the terms of such settlement, which consent may not be unreasonably withheld. The Signing Stockholders will cooperate in the defense and shall take all actions in connection with such defense as may be reasonably requested.

      8.6 No Claims Back. Each Signing Stockholder hereby waives any rights it may claim at law or in equity to seek damages, reimbursement, indemnification, contribution or other similar rights or relief from the Surviving Corporation in respect of any indemnification payments for which the Indemnifying Parties are liable to Haemonetics. Notwithstanding the foregoing, no waiver or release of any claims or rights arising from indemnification obligations to officers and directors of the Company prior to Closing pursuant to the Company's Certificate of Incorporation or by-laws shall be deemed granted hereby.

      8.7 Fees. In the event of any litigation arising from a dispute under this Article VIII, the non-prevailing party in such litigation shall pay the prevailing party's attorneys' fees and costs relating thereto.

                                 ARTICLE IX

                                 TAX MATTERS
                                 -----------

      9.1   Tax Matters.

      (a)   Returns.

            (i) Haemonetics shall cause to be prepared and filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date (the "Pre-Closing Returns"). Haemonetics shall also cause to be prepared and filed any Tax Returns for the Company for all Tax periods that begin prior to and end after the Closing Date. In the case of any Tax payable for a Tax period including (but not ending on) the Closing Date, the portion of such Tax relating to the portion of the Tax period ending on the Closing Date (the "Pre-Closing Portion") shall be deemed to equal the following applicable amount:
      (A) if such Tax is not based upon or related to income or receipts, the portion of such Tax equal to the entire Tax multiplied by a fraction, the numerator of which is the number of days in the Tax period through the Closing Date and denominator of which is the number of days in the entire Tax period, and (B) if such Tax (including sales and use Taxes) is based on or related to income or receipts, the amount that would have been due had the Tax period ended on the Closing Date.

            (ii) The Tax Returns required to be prepared pursuant to Sections 9.1(a)(i) above (and in the case of returns covered by clause (B) of the last sentence of Section 9.1(a)(i), the calculation of the Pre-Closing Portion) shall be prepared in a manner consistent with applicable statutory guidelines. All Pre-Closing Returns for any Tax period ending on the Closing Date, relating to Taxes based on or related to income or receipts shall be based on a closing of the books as of the Closing Date. Haemonetics shall submit a copy of each such return to the Signing Stockholders not later than thirty (30) days (in the case of income and corporate excise tax returns) or fifteen (15) days (in the case of all other returns) prior to the filing thereof for their review and consent, which consent shall not be unreasonably withheld or delayed. Haemonetics and the Signing Stockholders shall consult and resolve in good faith any objection or disputes with respect to such returns, it being understood that in the absence of any such resolution, any and all such objections shall be resolved in accordance with the procedure described in Section 9.1(f).

            (iii) The Company shall not amend any Tax Returns of the Company for Tax periods ending on or prior to the Closing Date (the "Sellers' Tax Returns"), or file a claim for refund of Taxes attributable to a Tax period ending on or prior to the Closing Date, without the consent of the Signing Stockholders, which consent shall not be unreasonably withheld or delayed.

      (b) Contests. The Signing Stockholders shall have right, but not the obligation, at the Signing Stockholders' expense, to control any audit or examination by any Taxing authority of any Sellers' Tax Return and to contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment to Taxes relating to any of the Sellers' Tax Returns, to the extent such matter gives rise to, or reasonably could be expected to give rise to, an indemnification obligation on the part of the Signing Stockholders under Section 8.2 or Section 8.3 (collectively, the "Sellers' Tax Matters"); provided, however, that the Signing Stockholders shall not settle or prosecute any Tax claim in a manner that would have an adverse effect on the Company, Haemonetics, or their affiliates without the prior written consent of Haemonetics, which consent shall not be unreasonably withheld or delayed. Haemonetics and its duly appointed representatives shall have the right to participate, at Haemonetics' expense, in the defense of any such Sellers' Tax Matters if Haemonetics or the Company may be adversely affected thereby. If requested by the Signing Stockholders, the Company shall execute suitable powers of attorney in favor of the Signing Stockholders or their representatives permitting them to represent the Company with respect to such Sellers' Tax Matters. If the Signing Stockholders elect not to control, contest, resolve or defend as aforesaid, Haemonetics and the Company shall be entitled to do so, provided, however, that neither Haemonetics nor the Company shall settle or otherwise resolve any Sellers' Tax Matters without the prior written consent of the Signing Stockholders, which consent shall not be unreasonably withheld or delayed.

      (c) Notices. If any party to this Agreement receives any written notice or other communication from any Taxing authority relating to any Tax audit or other proceeding relating to any Tax for which any other party thereto may be obligated to indemnify or pay under this Agreement, such party shall promptly forward such notice of communication to the other party.

      (d) Cooperation. Haemonetics and the Signing Stockholders shall cooperate (and Haemonetics shall cause the Company to cooperate) fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of the Company's Tax Returns, and in connection with any audit or other proceeding with respect to Taxes referred to in Section 9.1(b). Such cooperation shall include the retention and (upon the other party's written request) the provision of records and information that are reasonably relevant to such preparation and filing and to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material so provided. Each of Haemonetics and the Signing Stockholders agrees to retain (and Haemonetics agrees to cause the Company to retain) all books and records in the possession of such person at any time on or after the date of this Agreement with respect to Tax matters pertinent to the Company relating to any Tax period beginning prior to the Closing Date until the expiration of the statute of limitations for assessment of the applicable Taxes (and, to the extent notified by Haemonetics or the Signing Stockholders, any extensions thereof), and shall not destroy or otherwise dispose of any such books and records without first providing the other party or parties with a reasonable opportunity to review and copy the same. Haemonetics and the Signing Stockholders acknowledge that any and all information obtained in connection with the preparation of any Tax Return, audit or judicial or administrative proceeding or determination pursuant to this Section 9.1 is of a confidential nature and that all such information shall be used only for the purposes set forth in this Section 9.1.

      (e) Aggregate Merger Consideration Adjustment. For Tax purposes, the Signing Stockholders and Haemonetics will treat all payments made by the Signing Stockholders to or for the benefit of Haemonetics (including any payments under the indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants) as adjustments to the Aggregate Merger Consideration or, if paid directly to the Company, as a contribution to capital, but only upon the prior written agreement of Haemonetics and the Signing Stockholders that such treatment as a contribution to capital is required by applicable published Internal Revenue Service guidelines.

      (f) Dispute Resolution. If there is any dispute regarding any matter covered in this Section 9.1 and the parties to the dispute are unable to resolve such dispute within a reasonable time period, such dispute at the written request of Haemonetics or the Sellers' Representative, as that term is defined below, shall be referred for resolution to KPMG LLP (and each party hereby represents to the others that such party has no existing relationship with such accounting firm). In such event, such accounting firm shall, as soon as reasonably practicable following the referral to it of the dispute, deliver to Haemonetics and the Sellers' Representative a written report in which it shall set forth its resolution of the dispute, and its determination shall be conclusive and binding on the parties hereto. Haemonetics, the Company and the Sellers' Representative shall cooperate fully with such accounting firm in connection with such determination hereunder and the Company shall provide it with full access to its books, records, employees and facilities to the extent relevant to such resolution. The costs and expenses of retaining such accounting firm shall be borne equally by the Company and the Signing Stockholders. Any amount due hereunder which is not in dispute shall be paid by the Company to the Signing Stockholders or vice versa, and the remainder shall be paid within five (5) days of the determination by the accounting firm.

      (g) Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) imposed on the Company or the Sellers with respect to the transfer of the securities pursuant to this Agreement shall be paid by the Signing Stockholders.

      (h) Stockholders Representative. For purposes of this Section 9.1, all action to be taken by, and notices to be given to, the Signing Stockholders, or any of them, shall be taken by or given to, as the case may be, the Stockholders' Representative (appointed pursuant to Section 12.6 below) or the duly authorized representatives of the Stockholders' Representative, who shall have full authority to act on behalf of any and all of the Signing Stockholders with respect to all matters that are the subject of this Section 9.1.

                                  ARTICLE X

                 FURTHER AGREEMENTS OF SIGNING STOCKHOLDERS
                 ------------------------------------------

      10.1 Disclosure of Information. As a material inducement to Haemonetics and Newco to enter into this Agreement, each Signing Stockholder severally shall not, for a period of five (5) years after the Closing Date, directly or indirectly, divulge or disclose (except for customary reporting of the financial aspects of the transactions contemplated hereby to the respective security holders of the Signing Stockholders or as may be required to comply with applicable law on advice of counsel) for any purpose whatsoever, or use for personal benefit, any confidential information that at any time (either before or after the date of this Agreement) has been obtained by, or disclosed to, it, him or her as a result of ownership of the securities being transferred hereunder or other relationship with the Company. In the event of a breach or threatened breach by any Signing Stockholder of any of the provisions of this Article, Haemonetics, in addition to and not in limitation of, any other rights, remedies, or damages available to Haemonetics at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by any Signing Stockholder. The obligations in this Section 10.1 shall not apply to such portions of such confidential information that (a) are or become generally available to the public or (b) are or become available to such Selling Stockholder on a non-confidential basis from a source, which the Selling Stockholder believes, on reasonable inquiry, is not prohibited from disclosing such portions by a contractual, legal or fiduciary obligation.

                                 ARTICLE XI

                          TERMINATION OF AGREEMENT
                          ------------------------

      11.1 Manner. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing:

            (a) by mutual written consent of Haemonetics, Newco, the Company and the Signing Stockholders;

            (b) by Haemonetics or Newco, on the one hand, and the Company and Signing Stockholders, on the other, upon providing written notice to the other parties at any time after September 30, 2000;

            (c) by any of Haemonetics, Newco, the Company or the Signing Stockholders if Hart-Scott-Rodino approval is not granted by the Department of Justice and Federal Trade
                  Commission;

            (d) by the Company, if the Company's Board of Directors ("Company Board") shall elect to terminate this Agreement in order to recommend or approve a Superior Proposal, provided that (i) the Company has provided written notice to Haemonetics of its intention to enter into a binding agreement regarding such other proposal within one business day of such determination, (ii) at any time after two business days following receipt by Haemonetics of such notice, the Company Board has determined that such proposal is and continues to be a Superior Proposal, after taking into account any modifications to the transactions contemplated by this Agreement that Haemonetics has then proposed and not withdrawn, and
                  (iii) concurrently with the effectiveness of such termination, pays to Haemonetics the Breakup Fee pursuant to Section 5.3. "Superior Proposal" is an unsolicited written offer from a third party that is not subject to any financing contingencies and is as likely to be consummated as the Merger, which the Company Board, in furtherance of its fiduciary duties, determines would, if consummated and taken as a whole, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger; and

            (e) by Haemonetics, if the Company Board (i) shall have withdrawn, modified or changed in a manner adverse to Haemonetics its approval or recommendation of this Agreement or (ii) approved or recommended a Superior Proposal.

Any termination effected pursuant to this Section 11.1 will result in the termination of all rights, obligations and liabilities under this Agreement with respect to all parties, except with respect to Article X.

      11.2 Termination by Haemonetics for Breach. This Agreement may be terminated by Haemonetics, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Company or the Signing Stockholders or the failure by the Company or the Signing Stockholders to perform any condition or obligation hereunder.

      11.3 Termination by the Company and Signing Stockholders for Breach. This Agreement may be terminated by the Company, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of Haemonetics or Newco or the failure by Haemonetics or Newco to perform any material condition or obligation hereunder.

                                 ARTICLE XII

                                MISCELLANEOUS
                                -------------

      12.1 Brokers, Finders and Expenses. Each party hereto represents that no broker, agent, finder or other party has been retained by it, him, her or it, except as set forth on Schedule 14.1 hereto, and no brokerage or finder's fees or agent's commissions or other like payment has been agreed to be paid by it, him, her or it in connection with this Agreement or on account of the transactions contemplated by this Agreement. Each party agrees to indemnify and hold harmless the other parties from and against any and every claim arising by breach of the aforesaid representation and warranty and all costs and expenses, legal or otherwise, which any such party may incur as the result of any such claim. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; except that, Haemonetics shall pay at the Closing the expenses and reasonable hourly fees of Palmer & Dodge LLP for representing the Company in connection with the negotiation of this Agreement and the consummation of the Merger in an amount which shall not exceed $150,000, less all associated transaction expenses previously paid.

      12.2 Entire Agreement; Schedules. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any warranties representations, covenants or agreements except as specifically set forth herein or expressly required to be made or delivered pursuant hereto. Inclusion of or reference to matters in a schedule does not constitute an admission of what is material or the materiality of such matter.

      12.3 Modifications. Any amendment, change or modification of this Agreement shall be void unless in writing and signed by all parties hereto. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

      12.4 Further Assurances. From time to time after the Closing Date, Sellers will execute all such instruments as Company shall reasonably request in order more effectively to complete the transactions contemplated by this Agreement. The Signing Stockholders and Haemonetics shall also execute and deliver to the appropriate party such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

      12.5 Binding Effect and Benefits. This Agreement shall be binding upon and shall inure to the benefit of Haemonetics, Newco and the Signing Stockholders and their respective heirs, trustees, successors and assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, their respective heirs, successors or assigns any legal or equitable right, remedy or claim under or in respect of this Agreement.

      12.6 Action by Signing Stockholders. In order to administer efficiently the implementation of this Agreement, the Signing Stockholders hereby and Sellers who are not Signing Stockholders hereafter shall irrevocably authorize and appoint Loyal Wilson (the "Stockholders Representative") as their agent and attorney: (i) to make any non-material amendments or modifications of this Agreement and all other agreements and documents contemplated hereby; (ii) to waive inaccuracies of representations and warranties or compliance with any of the provisions herein contained that the Stockholders Representative believes, in his sole discretion, to be in the best interest of Sellers; (iii) to give and receive all notices required to be given under this Agreement and the Escrow Agreement; and (iv) to take all other actions authorized or called for by this Agreement, including without limitation entering into and delivering the Escrow Agreement and the Gross Cash Escrow Agreement and contesting indemnification claims made thereunder on behalf of the Indemnifying Parties. In connection with the foregoing, the Indemnifying Parties acknowledge and agree that any and all obligations and liabilities arising from the taking of such actions by the Stockholders Representative, including the execution of the Escrow Agreement and the Gross Cash Escrow Agreement, are legally valid, enforceable and binding against them. In the event that the Stockholders Representative dies, becomes legally incapacitated or resigns from such position, the Signing Stockholders shall fill such vacancy and such replacement shall be deemed to be the Stockholders Representative for all purposes of this Agreement, the Escrow Agreement and the Gross Cash Escrow Agreement; however, no change in the Stockholders Representative shall be effective until Haemonetics is given notice of such change by the Signing Stockholders.

      By the execution of this Agreement, the Indemnifying Parties agree that:

            (i) Haemonetics and Newco shall be able to rely conclusively on the instructions and decisions of the Stockholders Representative as to any actions required or permitted to be taken by the Indemnifying Parties or the Stockholders Representative hereunder, and no party hereunder shall have any cause of action against Haemonetics or Newco for any action taken by Haemonetics or Newco in reliance upon the instructions or decisions of the Stockholders Representative;

            (ii) all actions, decisions and instructions of the Stockholders Representative shall be conclusive and binding upon all of the Indemnifying Parties and no Indemnifying Party shall have the right to object, dissent, protest or otherwise contest the same or any cause of action against the Stockholders Representative for any action taken, decision made or instruction given by the Stockholders Representative under this Agreement, except for fraud or willful breach of this Agreement by the Stockholders Representative;

            (iii) remedies available at law for any breach of the provisions of this Section 12.6 are inadequate; therefore, Haemonetics and Newco shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Haemonetics or Newco brings an action to enforce this provisions of this Section 12.6;

            (iv) the provisions of this Section 12.6 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death, granted by the Indemnifying Parties to the Stockholders Representative and shall be binding upon the executors, heirs, legal representatives and successors of each Indemnifying Party; and

            (v) all fees and expenses incurred by the Stockholders Representative shall be paid by the Indemnifying Parties hereunder, pursuant to Section 1.5 hereof and the provisions of the Escrow Agreement, and thereafter by the Signing Stockholders.

      12.7 Indemnification of Officers and Directors. Haemonetics and the Surviving Corporation will not after the Closing amend the Surviving Corporation's Certificate of Incorporation and By-Laws in a manner that would affect adversely the rights to indemnification of the Company's existing officers and directors.

      12.8 Assignment. Neither the Signing Stockholders nor Haemonetics may assign any of their or its rights or obligations under this Agreement without the prior written consent of Haemonetics or the Signing Stockholders, as the case may be, which consent shall not be unreasonably withheld; provided, that Haemonetics may assign its rights hereunder to its affiliates.

      12.9 Notices. Any notices or other communications required or permitted to be given pursuant to this Agreement shall be deemed to have been given if in writing and delivered personally or sent by certified mail, postage prepaid, addressed as follows:

           (a)    To Haemonetics       c/o Haemonetics Corporation
                  and Newco:           400 Wood Road
                                       Braintree, MA 02184
                                       Attn: Jim Peterson
                                       Fax: (781) 356-9935

                                       With a Copy to Lisa Lopez, Esq. at
                                       the same address

                  And with a copy to:

                                       Hutchins, Wheeler & Dittmar

                                       A Professional Corporation
                                       101 Federal Street
                                       Boston, MA 02110
                                       Attn: Richard M. Stein, Esq.
                                       Fax: 617-951-6937

           (b)    To the Indemnifying Parties:

                                       c/o Loyal Wilson
                                       Primus Venture Partners, Inc.
                                       5900 Landerbrook Drive, Suite 200
                                       Cleveland, OH 44124-4019

                  With copies to:

                                       William Coquillette, Esq.
                                       Jones, Day, Reavis & Pogue
                                       901 Lakeside Avenue
                                       Cleveland, OH 44114
                                       Fax: 216-579-0212

                                       Palmer & Dodge LLP
                                       One Beacon Street
                                       Boston, Massachusetts 02108
                                       Attn: Michael Lytton, Esq.
                                       Fax: 617-227-4420

           (c) or such other addresses as shall be furnished in writing by Haemonetics, Newco or Sellers to the other parties, in the manner provided for herein.

      12.10 Publicity and Disclosure. No press release or other public disclosure, either written or oral, of this Agreement or the transactions contemplated hereby shall be made by any party without the prior knowledge and joint consent of the Signing Stockholders and Haemonetics.

      12.11 Construction. The Section headings in this Agreement are inserted for convenience of reference only and should not be taken or construed to define, limit or describe the scope or intent of this Agreement or effect its terms and provisions. Unless otherwise expressly provided or unless the context shall otherwise require, words importing the singular number shall include the plural, words importing the masculine gender shall include the feminine and/or neuter, and vice versa.

      12.12 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.13 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of The Commonwealth of Massachusetts regardless of the laws that might otherwise govern under applicable Massachusetts principles of conflicts of law.

      12.14 Definitions. The following terms are defined in the following sections of this Agreement:


              Term                              Section
              ----                              -------

      Affidavit                                 1.7(b)
      Aggregate Merger Consideration            1.4(d)
      Agreement                                 Preamble
      Allowable Payments                        1.6(c)
      Base Balance Sheet                        3.1(e)
      Base Balance Sheet Date                   3.1(e)
      Cash Adjustment                           1.6(d)
      Certificate                               1.7
      Closing Date                              2.1
      Closing Statement of Gross Cash           1.6(a)
      Common Shares                             Preamble
      Common Stock                              Preamble
      Company                                   Preamble
      Delay Day                                 1.6(d)
      Effective Time                            2.1
      Escrow Agreement                          1.5
      Escrow Amount                             1.5
      Escrow                                    1.5
      Final Closing Statement of Gross Cash     1.6(b)
      Haemonetics                               Preamble
      Lien                                      3.1(c)
      Material                                  3.1
      Material Adverse Effect                   3.1(a)
      Minimum Cash                              1.6(b)
      Gross Cash                                1.6(a)
      Newco                                     Preamble
      Objection                                 1.6(a)
      Options                                   1.7
      Permitted Encumbrances                    3.1(k)


      Preferred Shares                          Preamble
      Preferred Stock                           Preamble
      Preferred Stockholders                    1.4(b)
      Real Property                             3.1(j)
      Sellers                                   Preamble
      Sellers' Tax Returns                      8.1(b)
      Signing Stockholders                      Preamble
      Stockholders Representative               12.6
      Surviving Corporation                     1.1
      Tax                                       3.1(h)
      Tax Return                                3.1(h)
      Warrant                                   1.4(c)


                [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                       HAEMONETICS CORPORATION


                                       By:  s/  James L.Peterson
                                          ---------------------------------
                                       James L. Peterson
                                       President and Chief Executive
                                       Officer

                                       TRANSFUSION MERGER CO.


                                       By:  s/  Emily Zollinger
                                          ---------------------------------
                                       Name:  Emily Zollinger
                                       Title:  Secretary

                                       TRANSFUSION TECHNOLOGIES CORPORATION


                                       By:  s/  Terrance J. Bieker
                                          ---------------------------------
                                       Terrance J. Bieker
                                       President and Chief Executive Officer

                                       SIGNING STOCKHOLDERS:

                                       Atlas Venture Fund II, L.P.

                                       By:  Atlas Venture Associates II,
                                       L.P., its General Partner


                                       By:  s/  Jeane Larkin Henry
                                          ---------------------------------
                                       Name:  Jeane Larkin Henry
                                       Title:  Managing Partner

                                       Atlas Venture Europe Fund B.V.


                                       By:  s/  Jeane Larkin Henry
                                          ---------------------------------
                                       Name:  Jeane Larkin Henry
                                       Title:  Managing Partner

                                       BankAmerica Ventures


                                       By:  s/  Kate D. Mitchell
                                          ---------------------------------
                                       Name:  Kate D. Mitchell
                                       Title:  General Partner

                                       BA Venture Partners III


                                       By:  s/  Rory O'Driscoll
                                          ---------------------------------
                                       Name:  Rory O'Driscoll
                                       Title:  General Partner

                                       Corning Partners IV, L.P.


                                       By:  s/  Edward Stewart
                                          ---------------------------------
                                       Name:  Edward Stewart
                                       Title:  Managing Partner

                                       Kestrel Venture Partners L.P.

                                       By:  Kestrel Ventures, LLC


                                       By:  s/  R. Gregg Stone
                                          ---------------------------------
                                       Name:  R. Gregg Stone
                                       Title:  Manager

                                       The Manufacturers Life Insurance
                                       Company (U.S.A.)


                                       By:  s/  Ivor J. Thomas
                                          ---------------------------------
                                       Name:  Ivor J. Thomas, Vice President

                                       NEA Ventures 1995 L.P.


                                       By:  s/  Nancy Penny
                                          ---------------------------------
                                       Name:  Nancy Penny
                                       Title:  Manager

                                       New Enterprise Associates VI,
                                       Limited Partnership


                                       By:  s/  Nancy Penny
                                          ---------------------------------
                                       Name:  Nancy Penny
                                       Title:  Manager

                                       New Venture Partners III L.P.


                                       By:  s/  Howard Wolfe
                                          ---------------------------------
                                       Name:  Howard Wolfe
                                       Title:  General Partner

                                       New Venture Partners IV L.P.


                                       By:  s/  Howard Wolfe
                                          ---------------------------------
                                       Name:  Howard Wolfe
                                       Title:  General Partner

                                       Premier Medical Partner Fund L.P.

                                       By:  Premier Capital Corporation,
                                       its General Partner


                                       By:  s/  Richard P. Kuntz
                                          ---------------------------------
                                       Name:  Richard P. Kuntz
                                       Title:  President

                                       Primus Capital Fund III Limited
                                       Partnership

                                       By:  Primus Venture Partners III
                                       Limited Partnership its General
                                       Partner

                                       By:  Primus Venture Partners, Inc.,
                                       its General Partner


                                       By:  s/  Loyal Wilson
                                          ---------------------------------
                                       Name:  Loyal Wilson
                                       Title:  Managing Partner

                                       Primus Capital Fund IV Limited
                                       Partnership

                                       By:  Primus Venture Partners IV
                                       Limited Partnership its General
                                       Partner

                                       By:  Primus Venture Partners IV,
                                       Inc., its General Partner


                                       By:  s/  Loyal Wilson
                                          ---------------------------------
                                       Name:  Loyal Wilson
                                       Title:  Managing Partner

                                       Primus Executive Fund Limited
                                       Partnership

                                       By:  Primus Venture Partners IV
                                       Limited Partnership its General
                                       Partner

                                       By:  Primus Venture Partners IV,
                                       Inc., its General Partner


                                       By:  s/  Loyal Wilson
                                          ---------------------------------
                                       Name:  Loyal Wilson
                                       Title:  Managing Partner

                                       Prism Venture Partners I, L.P.

                                       By:  Prism Investment Partners,
                                       L.P., its General Partner

                                       By:  Prism Venture Partners, L.L.C.,
                                       its General Partner


                                       By:  s/  John L. Brooks III
                                          ---------------------------------
                                       Name:  John L. Brooks III
                                       Title:  Managing Director


                                            s/  Terrance J. Bieker
                                          ---------------------------------
                                       Terrance J. Bieker


                                            s/  Robert J. Carpenter
                                          ---------------------------------
                                       Robert J. Carpenter


                                            s/  Thomas D. Headley
                                          ---------------------------------
                                       Thomas D. Headley


                                            s/  Gordon F. Kingsley
                                          ---------------------------------
                                       Gordon F. Kingsley


                                            s/  Kate D. Mitchell
                                          ---------------------------------
                                       Kate D. Mitchell


                                            s/  Edward T. Powers
                                          ---------------------------------
                                       Edward T. Powers
                                            s/  B. Nicholas Harvey
                                          ---------------------------------
                                       B. Nicholas Harvey